Exhibit 10.4

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

OF

GRUBHUB HOLDINGS INC.

(TO BE RENAMED SEAMLESS GRUBHUB HOLDINGS INC.)

Dated as of May 19, 2013

i

ii

Schedules and Exhibits

Schedule I	Seamless Holdings Group

Schedule II	SLW Group

Schedule III	GrubHub Group

Schedule IV	Employee Stockholders

Schedule V	Other Stockholders

Schedule VI	Affiliate Agreements

Schedule VII	Grandfathered Seamless Holdings Liens

Schedule VIII	Grandfathered GrubHub Liens

Schedule IX	Approved Sellers

Exhibit A	Form of Joinder

iii

STOCKHOLDERS’ AGREEMENT

OF

GRUBHUB HOLDINGS INC.

(TO BE RENAMED SEAMLESS GRUBHUB HOLDINGS INC.)

This STOCKHOLDERS’ AGREEMENT of GrubHub Holdings Inc. (to be renamed Seamless GrubHub Holdings Inc.), a Delaware corporation (the “Company”), is made and entered into as of May 19, 2013, to be effective upon the closing of the transactions contemplated by the Reorganization Agreement, by and among the Company, GrubHub, Inc., a Delaware corporation, and on the date hereof, the parent of the Company (“GrubHub”), the Persons listed on Schedule I hereto on the date hereof (the “Seamless Holdings Stockholders”) and their Permitted Transferees and Compliant Transferees from time to time added to Schedule I after the Closing Date in accordance with this Agreement (such Permitted Transferees, Compliant Transferees and the Seamless Holdings Stockholders, for so long as they continue to own Shares, the “Seamless Holdings Group”), SLW Investor, LLC, a Delaware limited liability company (“SLW Stockholder”) and its Permitted Transferees and Compliant Transferees from time to time added to Schedule II after the Closing Date in accordance with this Agreement (such Permitted Transferees, Compliant Transferees and the SLW Stockholder, for so long as they continue to own Shares, the “SLW Group”), the Persons listed on Schedule III hereto on the date hereof (the “GrubHub Stockholders”) and their Permitted Transferees and Compliant Transferees from time to time added to Schedule III after the Closing Date in accordance with this Agreement (such Permitted Transferees, Compliant Transferees and the GrubHub Stockholders, for so long as they continue to own Shares, the “GrubHub Group”), the Employee Stockholders listed on Schedule IV hereto on the Closing Date and from time to time added to Schedule IV after the date hereof in accordance with this Agreement, and the other Persons listed on Schedule V hereto on the date hereof and from time to time added to Schedule V after the date hereof in accordance with this Agreement (the “Other Stockholders”). Notwithstanding anything herein to the contrary, this Agreement shall not be effective unless and until (i) with respect to GrubHub and the GrubHub Stockholders immediately prior to the Deep Dish Merger (as defined in the Reorganization Agreement) and (ii) with respect to all other parties hereto, the closing of the transactions contemplated in the Reorganization Agreement (the “Closing”) and shall only become effective upon such Deep Dish Merger or the Closing, as applicable, provided that the provisions of Sections 7.1, 7.2 and 7.4 to 7.14 shall be effective immediately upon execution hereof.

R E C I T A L S:

WHEREAS, on the date hereof the Company entered into the Reorganization and Contribution Agreement, which sets forth the terms and conditions upon which Seamless North America, LLC, a Delaware limited liability company (“Seamless”), and GrubHub, will, on the date of the Closing, each become wholly-owned direct or indirect subsidiaries of the Company (the “Reorganization Agreement”);

WHEREAS, on the date hereof, and from the date hereof through the Closing, (i) the Seamless Holdings Stockholders and the SLW Stockholder are and will continue to be (through the Closing) direct or indirect equityholders in Seamless and (ii) the GrubHub Stockholders are and will continue to be (through the Closing) direct equityholders of GrubHub;

WHEREAS, at the Closing, as a result of the transactions contemplated by the Reorganization Agreement, each of the Seamless Holdings Stockholders, the SLW Stockholder and the GrubHub Stockholders will cease to be direct or indirect equityholders of Seamless or GrubHub, as applicable, and will become direct stockholders of the Company, in each case in accordance with the terms and conditions of the Reorganization Agreement; and

WHEREAS, the parties desire to set forth their relative rights and obligations as they relate to the ownership and control of the Company from and after the Closing.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. (a) Capitalized terms used herein shall have the following meanings:

“Adjusted Ownership Percentage” means, as of any date of determination, with respect to any Stockholder having an Ownership Interest of greater than 1% (other than any Employee Stockholder or Other Stockholder), the percentage calculated for such Stockholder by dividing (a) the aggregate number of Shares (calculated on an As Converted basis) held by such Stockholder on such date by (b) the aggregate number of all then issued and outstanding Shares (calculated on an As Converted basis) held by all such Stockholders having an Ownership Interest of greater than 1% (other than an Employee Stockholder) (calculated on an As Converted basis).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing: (a) the Stockholders, the Company and their respective Subsidiaries shall not be considered Affiliates of any portfolio company in which (i) any of the Seamless Holdings Stockholders or any of their respective Affiliates have made a debt or equity investment (or vice versa), (ii) any of the SLW Stockholder’s direct or indirect owners, any Spectrum Equity entity or their respective Affiliates have made a debt or equity investment (or vice versa), and (iii) any of the GrubHub Stockholders or any of their respective Affiliates have made a debt or equity investment (or vice versa); and (b) the Company and its Subsidiaries shall not be considered Affiliates of the GrubHub Group, any GrubHub Stockholder, the SLW Group, the SLW Stockholder, the Seamless Holdings Group or any Seamless Holdings Stockholder, or vice versa.

“Agreement” means this Stockholders’ Agreement as it may be amended, modified, restated or supplemented from time to time.

“ARAMARK” means ARAMARK Corporation, a Delaware corporation, or any successor thereof.

“As Converted” means, with respect to any number of Shares, the number of such Shares calculated on an as-converted to Common Stock basis and adjusted for any subdivisions (whether by split, reverse split or otherwise), pro rata redemptions, recapitalizations, consolidations or similar events, but excluding shares of Common Stock underlying any unexercised Options.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York and Chicago, Illinois are generally authorized or obligated by applicable law or executive order to close.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as the same may be amended or amended and restated from time to time in accordance with its terms and the provisions of this Agreement.

“Change of Control” means any of the following: (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, recapitalization, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) (including through the purchase of Indirect Interests) of more than 50% of the total voting power of the Company; (b) the sale, transfer or disposition (in a single transaction or series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis) to any Person or group (other than the Company or its wholly-owned Subsidiaries); or (c) any other transaction or series of related transactions pursuant to which the Stockholders immediately prior to such transaction hold, directly or indirectly, less than 50% of the total voting power of the Company or of any surviving or acquiring entity (or its parent) immediately following such transaction; provided that a merger or consolidation with a wholly-owned Subsidiary of the Company shall not be deemed a Change of Control.

“Closing Date” means the date on which the transactions contemplated by the Reorganization Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.

“Common Stock” means the Common Stock of the Company, $0.0001 par value.

“Compliant Transferee” means, with respect to a Stockholder, any other Person that acquires or receives shares of capital stock of the Company from such Stockholder in compliance with the terms of this Agreement, and executes a Joinder Agreement to become a party to this Agreement.

“Covered Person” means any Stockholder or any Affiliate of any Stockholder, in each case whether or not such Person continues to hold such status.

“Disabling Conduct” means, in respect of any Person, (a) an act or omission that constitutes fraud or willful misconduct by such Person, (b) an act or omission that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful, (c) such Person’s material breach of this Agreement, the Reorganization Agreement, the Company’s Certificate of Incorporation or by-laws, or (d) an act or omission by such Person that results in such Person receiving an improper personal benefit in respect of the Company or any Subsidiary thereof.

“Employee Stockholder” means any Stockholder who is: (a) a current or former director, officer, employee, consultant and/or service provider of the Company or any of its Subsidiaries who owns Shares; or (b) a Permitted Transferee or Compliant Transferee of any of the foregoing who owns Shares; and “Employee Stockholders” means all such Persons.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Stockholder” means any Stockholder that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title 1 of ERISA, (b) a plan, individual retirement account or other arrangement subject to Section 4975 of the Code or (c) a “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exclusive Marketing Agreement” means the Exclusive Marketing Agreement, dated as of June 6, 2011, between the Company and ARAMARK, as amended pursuant to that Amendment dated October 26, 2012, and as the same may be further amended, modified or supplemented from time to time.

“Fiscal Year” means the fiscal year ending on December 31st of each calendar year.

“Freely Marketable Securities” means securities listed on a national securities exchange or quoted on the Nasdaq National Market System and not subject to restrictions on transfer as a result of applicable contractual provisions.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“GrubHub Repurchase” means the repurchase of Shares held by certain GrubHub Stockholders pursuant to and in accordance with Section 6.11 of the Reorganization Agreement and related provisions thereof.

“Independent Director” means a natural person with experience in the industries in which the Company operates and who is not any of the following: (i) a current officer or employee of the Company, of any Stockholder or of any of their respective Affiliates; (ii) a former officer or employee of the Company, of any Stockholder or of any of their respective Affiliates, or an individual whose Family Member is a former executive officer of the Company, in each case within the three years preceding the determination of independence; (iii) an individual that has a relationship with any Stockholder or Affiliate of any Stockholder, which relationship the Board determines would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director; (iv) a person who accepted or who has a Family Member who accepted any compensation from the Company, any Stockholder or any of their respective Affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (A) compensation for board or board committee service, (B) compensation paid to a Family Member who is an employee (other than a Senior Officer) of the Company, or (C) benefits under a tax-qualified retirement plan, provided such benefits are not contingent in any way on continued service; (v) a current partner or employee of a firm that is the Company’s internal or external auditor or whose Family Member (A) is a current partner of such a firm or (B) is a current employee of such a firm and personally works on the Company’s audit, in each case within the three years preceding the determination of independence; (vi) is, or whose Family Member is, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, in each case within the three years preceding the determination of independence; and (vii) is a current employee, or an individual whose Family Member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. As used in this definition, “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

“Indirect Interests” means (a) any stock, shares or other equity, ownership or economic interests in any Stockholder, (b) any options to purchase or warrants or other contractual rights to acquire any stock, shares or other equity, ownership or economic interests in any Stockholder (collectively, “Ownership Options”), (c) any stock, shares or other equity, ownership or economic interests in any Stockholder issued or issuable directly or indirectly upon exercise of Ownership Options and (d) any ownership or economic interests issued or issuable with respect to any of the securities referred to in clauses (a), (b) and (c) above by way of any dividend, split or the like, or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization. For purposes of this Agreement, any Person who holds Ownership Options or any other security convertible into or exercisable for Indirect Interests or any right to acquire directly or indirectly such Indirect Interests shall be deemed to be the holder of the Indirect Interests issuable directly or indirectly upon exercise or conversion of such Ownership Options, regardless of any restriction or limitation on the exercise or conversion thereof and whether or not such exercise or conversion has actually been effected.

“Initial Stock Option Plan” means the Stock Option Plan in effect on the Closing Date.

“IPO” shall mean the first underwritten public offering of any class of capital stock of the Company registered with the SEC for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalent) under the Securities Act.

“Majority in Interest” means, as of any given record date or other applicable date, (a) in the case of all Stockholders, the Stockholders owning a majority of the outstanding Shares (on an As Converted basis) held by all Stockholders, (b) in the case of Seamless Holdings Group members, those Seamless Holdings Group members that hold a majority of the outstanding Shares (on an As Converted basis) that are held by all of the Seamless Holdings Group members, (c) in the case of SLW Group members, those SLW Group members that hold a majority of the outstanding Shares (on an As Converted basis) that are held by all of the SLW Group members, and (d) in the case of GrubHub Group members, those GrubHub Group members that hold a majority of the outstanding Shares (on an As Converted basis) that are held by all of the GrubHub Group members, in each case, as of such date that such Stockholders, Seamless Holdings Group members, SLW Group members or GrubHub Group members, as applicable, are entitled to vote or consent in writing.

“Options” shall mean rights, options or warrants or other equity interests in the Company or any of its Subsidiaries to subscribe for, purchase or otherwise acquire Shares or other equity interests in the Company or any of its Subsidiaries.

“Ownership Interest” means, as of any date of determination, with respect to any Stockholder, the percentage calculated for such Stockholder by dividing (a) the aggregate number of Shares (calculated on an As Converted basis) held by such Stockholder on such date by (b) the aggregate number of all then issued and outstanding Shares (calculated on an As Converted basis).

“Permitted Transferee” means, (a) in respect of any Stockholder who is not a natural Person, (i) any Affiliate of such Stockholder or (ii) any private investment fund or holding company that is directly or indirectly managed or advised by such Stockholder, by an owner of such Stockholder or by an Affiliate of such Stockholder or owner, and (b) in respect of any Stockholder who is a natural Person, (i) a spouse or lineal descendent or ancestor of such Person, (ii) the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Stockholder or (iii) a Permitted Transferee Trust; provided, that in each such case, such Person has agreed to become a party to this Agreement pursuant to Section 4.6.

“Permitted Transferee Trust” shall mean, in the case of a Stockholder who is a natural Person, a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only the Stockholder, the Stockholder’s spouse (or ex-spouse), the Stockholder’s lineal descendants (including adopted), or, if such Stockholder has no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Person” means any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations.

“Preferred Stock” means the Series A Preferred Stock of the Company, $0.0001 par value.

“Qualified IPO” shall mean the sale of any class of capital stock of the Company in an underwritten public offering pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalent) under the Securities Act resulting in aggregate proceeds (before deducting underwriting commissions) of at least $60 million.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Closing Date, among the Company, the Seamless Holdings Stockholders, the SLW Stockholder and the GrubHub Stockholders.

“Repurchase Period” means the period beginning on the Closing Date and ending at the close of business, Central time, on the 90th day following the Closing Date.

“Requisite Holders” means all of the following: (i) a Majority in Interest of the Seamless Holding Group, (ii) a Majority in Interest of the SLW Group, and (iii) a Majority in Interest of the GrubHub Group.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities” means (a) Shares or other equity interests in the Company or any of its Subsidiaries, (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Shares or other equity interests in the Company or any of its Subsidiaries, and (c) Options.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Senior Officers” means the Company’s president, chief executive officer, chief financial officer, chief operating officer, chief information officer and chief marketing officer.

“Shares” means, collectively, the shares of Common Stock, Preferred Stock and any other capital stock of the Company.

“Stock Option Plan” means any option pool, restricted stock awards, restricted Shares, equity purchase plans, phantom equity or other equity incentive plan, agreement, commitment or arrangement for the benefit of one or more directors, officers, employees, consultants and/or service providers of the Company or any of its Subsidiaries.

“Stockholder” means each GrubHub Stockholder, each Seamless Holdings Stockholder, the SLW Stockholder, each Employee Stockholder and each Other Stockholder, in each case for so long as such Person continues to hold Shares, and each other Person holding Shares acquired in accordance with the terms of this Agreement as of any date of determination.

“Subsidiary” means, with respect to any Person, any entity of which (a) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” or “Transferred” means any direct or indirect transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law) of any Shares or Indirect Interests (but not including any new issuance of Shares by the Company). For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein if (a) a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee or (b) with respect to a Stockholder owning Shares who is not a natural Person, there is a Transfer of the equity interests of such Stockholder other than to a Permitted Transferee of such Stockholder or of the party transferring the equity interests of such Stockholder. Notwithstanding anything herein to the contrary, an IPO shall not be deemed to be a “Transfer.”

“Transition Services Agreement” means the Amended and Restated Transition Services Agreement, dated as of October 26, 2012, between the Company and ARAMARK, as the same may be amended, modified or supplemented from time to time.

(b) As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to it in the Section set forth opposite to such term:

Term	Section
Acceptance Notice	Section 4.2(b)
Board	Section 2.1(a)
Board Observers	Section 2.1(b)(ii)
Claims and Expenses	Section 3.3
Company	Preamble
Closing	Preamble
Director	Section 2.1(a)
Drag Shares	Section 4.4(b)
Employee Repurchase	Section 2.4(d)
Excess Securities	Section 4.7(b)
Fair Market Value	Section 5.5(e)
Fund Indemnitors	Section 3.7(d)
GrubHub Directors	Section 2.1(b)(i)
GrubHub Group	Preamble
GrubHub Observer	Section 2.1(b)(ii)
GrubHub Stockholders	Preamble
Non-Freely Marketable Securities	Section 4.4(d)(i)
Non-Selling Stockholder	Section 4.3(a)
Offer Period	Section 5.5(a)

Term	Section
Other Stockholders	Preamble
Participating Stockholder	Section 4.7(a)
Participating Stockholders	Section 4.7(a)
PR Assignee	Section 4.7(a)
Pro Rata Share	Section 4.3(i)
Proposed Sale	Section 4.3(a)
Proposed Transfer	Section 4.2(a)
Proposed Transferee	Section 4.3(b)(i)
Reorganization Agreement	Recitals
Required Sale Notice	Section 4.4(a)
ROFR Assignee	Section 4.2(a)
ROFR Stockholders	Section 4.2(a)
ROFR Transferee	Section 4.2(a)
Sale Notice	Section 4.2(a)
Sale Proposal	Section 4.4(a)
Seamless Executive Director	Section 2.1(b)(i)
Seamless Holdings Director	Section 2.1(b)(i)
Seamless Holdings Group	Preamble
Seamless Holdings Management Stockholder	Section 5.5(e)
Seamless Holdings Repurchase	Section 5.5(d)
Seamless Holdings Repurchase Offer	Section 5.5(a)
Seamless Holdings Stockholders	Preamble
Seamless Holdings Termination Notice	Section 5.5(e)
Seamless/SLW Board Observer	Section 2.1(b)(ii)
Selling Holder	Section 4.3(a)
SLW Group	Preamble
SLW Stockholder	Preamble
SLW Stockholder Director	Section 2.1(b)(i)
Stockholder Election Period	Section 4.2(a)
Stockholders’ Agreement	Preamble
Subscription Period	Section 4.7(a)
Tag Along Notice	Section 4.3(a)
Tag Along Offer	Section 4.3(c)
Tag Along Sale Percentage	Section 4.3(b)(i)
Tag Along Sellers	Section 4.3(b)(ii)
Tagging Stockholders	Section 4.3(b)(ii)
Transfer Consideration	Section 4.2(a)
Transfer Shares	Section 4.2(a)
Transferring Holder	Section 4.2(a)
VCOC Stockholder	Section 2.5
VCOC Owner	Section 2.5

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits or Schedules are to

Exhibits or Schedules attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision hereof. The term “or” is not exclusive, unless the context otherwise requires. Unless otherwise expressly provided herein, and except for purposes of Section 2.4(a) (as it relates to any approval rights in respect of agreements or instruments), any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

BOARD OF DIRECTORS; CONSENT RIGHTS

SECTION 2.1. Voting Provisions Relating to Board of Directors.

(a) Each Stockholder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Shares owned by such Stockholder (or as to which such Stockholder has voting power) to ensure that the size of the Company’s board of directors (the “Board”) shall be set and remain at nine (9) directors (each, a “Director”).

(b) Election of Directors.

(i) Each Stockholder agrees to vote all Shares owned by such Stockholder (or as to which such Stockholder has voting power), in connection with the election of Directors, and to take such other actions as are necessary to elect and continue in office Directors nominated as follows:

(A) one (1) Director will be nominated by the Seamless Holdings Group (the “Seamless Holdings Director”), which Seamless Holdings Director shall initially be Justin Sadrian;

(B) one (1) Director will be nominated by the SLW Group (the “SLW Stockholder Director”), which SLW Stockholder Director shall initially be Benjamin Spero;

(C) one (1) Director will be nominated by mutual consent of the Seamless Holdings Group and the SLW Group (the “Seamless Executive Director”), which Seamless Executive Director shall initially be Jonathan Zabusky;

(D) three (3) Directors will be nominated by the GrubHub Group (the “GrubHub Directors”), which GrubHub Directors shall initially be Matt Maloney, Bill Gurley and Mike Evans;

(E) one (1) Independent Director will be nominated by the GrubHub Group, which Independent Director shall initially be David Fisher; and

(F) two (2) Independent Directors will be nominated by mutual consent of the Seamless Holdings Group and the SLW Group, one of which Independent Directors shall initially be Brian McAndrews and one of which Independent Directors shall be nominated after the Closing Date.

(ii) (A) The GrubHub Group shall have the right to appoint one individual to serve as a Board observer (the “GrubHub Observer”), which GrubHub Observer shall initially be Bruce Barron; and (B) the Seamless Holdings Group and the SLW Group shall collectively have the right to mutually appoint one individual to serve as a Board observer (the “Seamless/SLW Board Observer” and, together with the GrubHub Observer, the “Board Observers”), which Seamless/SLW Board Observer shall initially be Peter Jensen. Each Board Observer, in such capacity (x) shall be entitled to attend and participate in meetings or deliberations of the Board (but not any committee thereof), receive notices of such meetings and any copies of any materials provided to the members of the Board (at the same time and in the same manner as the Directors) and (y) shall not be entitled to vote at or with respect to any meetings, deliberations or written authorizations of the Board, nor shall his presence or absence at any meeting of the Board affect whether or not quorum at any meeting of the Board has been established. Prior to serving as a Board Observer, each Board Observer shall deliver to the Company a confidentiality agreement in form and substance reasonably satisfactory to the Board.

(c) Term of Office. Each Director shall hold office until the earlier of (x) the election of the Director’s successor or (y) the Director’s death, resignation or removal at the direction of the Stockholder(s) entitled to nominate such Director. Any vacancy caused by any such death, resignation or removal shall be filled with the nominee designated by the Person entitled to nominate such Director pursuant to this Section 2.1. There is no limit to the number of terms a Director may serve. Further to the foregoing, (i) the Seamless Holdings Group shall have the power to nominate or direct the removal (with or without cause) of any Seamless Holdings Director, and any vacancy on the Board in respect of a Seamless Holdings Director shall be filled only with the nominee designated by the Seamless Holdings Group, (ii) the SLW Group shall have the power to nominate or direct the removal (with or without cause) of any SLW Stockholder Director, and any vacancy on the Board in respect of an SLW Stockholder Director shall be filled only with the nominee designated by the SLW Group, (iii) the GrubHub Group shall have the power to nominate or direct the removal (with or without cause) of any GrubHub Director, and any vacancy on the Board in respect of a GrubHub Director shall be filled only with the nominee designated by the GrubHub Group, (iv) the Seamless Holdings Group and the SLW Group shall have the power, by mutual consent, to nominate or direct the removal (with or without cause) of the Seamless Executive Director, and any vacancy on the Board in respect thereof shall be filled only with the nominee designated by mutual consent of the Seamless Holdings Group and the SLW Group, and (v) any Independent Director may be

removed (with or without cause) from time to time and at any time only at the direction by mutual consent of the Seamless Holdings Group, the SLW Group and the GrubHub Group, and any resulting vacancy on the Board as a result of such removal shall be filled only with the nominee designated by the Stockholder(s) entitled to nominate such removed Independent Director pursuant to Section 2.1(b)(i). Each Stockholder agrees to vote all Shares owned by such Stockholder (or as to which such Stockholder has voting power) and to take such other actions as are necessary to give effect to the provisions of this Section 2.1(c).

(d) Efforts by the Company; Solicitation of Proxies. The Company and the Board (and, if applicable, a committee thereof) shall use its reasonable best efforts to take such action as is required under applicable law and the Company’s Certificate of Incorporation and by-laws to include on the Board or in the slate of nominees recommended by the Board such persons nominated by the applicable Stockholders pursuant to this Section 2.1. The Company shall use its reasonable best efforts to have each such nominee to the Board be elected as a Director of the Company, and if Directors are to be elected at a meeting of stockholders, the Company shall duly call and hold a meeting of stockholders for such purpose in accordance with the Company’s Certificate of Incorporation and by-laws, and shall solicit proxies for such persons to the same extent as it does for any of other nominees to the Board. The Company shall, if required under applicable law, prepare and disseminate a proxy statement and such other materials, including a notice of meeting, as are necessary in connection with such meeting and distribute such materials, or cause such materials to be distributed, to the stockholders of the Company entitled to notice of and to vote at such meeting. Each Stockholder hereby covenants and agrees to provide for inclusion in any such proxy statement and other materials such information regarding itself and its nominees as may be required under applicable law.

(e) Transferability of Nomination Right.

(i) The rights of the Seamless Holdings Group set forth in Sections 2.1(b) and 2.1(c) may be directed by such Persons as the Seamless Holdings Group shall determine. The Seamless Holdings Group has initially determined that such rights will be exercised at the direction of a Majority in Interest of the Seamless Holdings Group. Any change to the foregoing may be made with the approval of a Majority in Interest of the Seamless Holdings Group or such other level of consent as a Majority in Interest of the Seamless Holdings Group shall approve.

(ii) The rights of the SLW Group set forth in Sections 2.1(b) and 2.1(c) may be directed by such Persons as the SLW Group shall determine. The SLW Group has initially determined that such rights will be exercised at the direction of SLW Stockholder. Any change to the foregoing may be made with the approval of SLW Stockholder or such other level of consent as SLW Stockholder shall approve.

(iii) The rights of the GrubHub Group set forth in Sections 2.1(b) and 2.1(c) may be directed by such Persons as the GrubHub Group shall determine. The GrubHub Group has initially determined that such rights will be exercised at the direction of a Majority in Interest of the GrubHub Group, except as set forth in Schedule III. Any change to the foregoing may be made with the approval of a Majority in Interest of the GrubHub Group or such other level of consent as a Majority in Interest of the GrubHub Group shall approve.

(f) Subsidiary Boards. The board of directors, board of managers or equivalent governing body of any of the Company’s Subsidiaries shall not take any action that could not be taken by the Company without first obtaining the requisite approval of the Board or Requisite Holders, as applicable. The board of directors of GrubHub, Inc. and the board of managers of Seamless North America, LLC shall have the same composition as the Board, unless otherwise approved by the Requisite Holders.

(g) Designation of Authority. The Board shall not designate any authority to any committee or subset of the Board (except as contemplated by Section 2.2) without the written consent of the Requisite Holders.

(h) Initial Public Offering. Immediately prior to the completion of an IPO, each Stockholder shall vote all Shares owned by such Stockholder (or as to which such Stockholder has voting power) and take such other actions as are necessary to ensure that the Board seats held by Mike Evans and Jonathan Zabusky, and positions held by the Board Observers, or any successor to any of the foregoing, shall automatically be eliminated and such individual shall no longer occupy such seats and positions.

SECTION 2.2. Committees of the Board. The Board shall establish an audit committee, a compensation committee, an indemnification committee and a repurchase committee, each as described below, and any other committee of the Board that may be formed upon the approval of the Board; provided, that subject to applicable law and/or stock exchange listing rules and except as described below with respect to the indemnification committee and the repurchase committee, each such committee of the Board shall (x) not be composed of more than four (4) members and (y) include one (1) Director selected by mutual consent of the Seamless Holdings Group and the SLW Group, one (1) Director selected by the GrubHub Group and two (2) Independent Directors selected by the Board.

(a) Audit Committee. The audit committee of the Board shall (i) select the Company’s independent accountants, (ii) review accounting, controls and audit issues, and internal reporting policies, of the Company and (iii) be comprised of four (4) members, including one (1) Director selected by mutual consent of the Seamless Holdings Group and the SLW Group, one (1) Director selected by the GrubHub Group and two (2) Independent Directors selected by the Board.

(b) Compensation Committee. The compensation committee of the Board shall (i) review the terms, increases or decreases in any material respect, and amount of any compensation (including salary, bonuses, benefits, equity incentives and other forms of current and deferred compensation) to be paid to executive officers and senior employees of the Company and (ii) be comprised of four (4) members, including one (1) Director selected by mutual consent of the Seamless Holdings Group and the SLW Group, one (1) Director selected by the GrubHub Group and two (2) Independent Directors selected by the Board.

(c) Indemnification Committee. The indemnification committee of the Board (the “Indemnification Committee”) shall (i) be responsible for the administration and approval of any Deep Dish Indemnity Issuance or Thin Crust Indemnity Issuance (each as defined in the Reorganization Agreement), pursuant to and in accordance with Section 9.5 of the Reorganization Agreement (each, an “Indemnity Issuance”), and for approving each Indemnity Issuance in accordance with the terms of Section 9.5 of the Reorganization Agreement and (ii) be comprised of the three (3) Independent Directors.

(d) Repurchase Committee. The repurchase committee of the Board shall (i) administer the GrubHub Repurchase and/or the secondary sales described in Section 4.1(b)(ii), including by (A) selecting from the approved list of sellers in Schedule IX those GrubHub Stockholders that will sell in such GrubHub Repurchase and/or secondary sale, (B) allocating the GrubHub Repurchase and secondary sales among such GrubHub Stockholders and (C) selecting buyers (if any) for the secondary sale (in each case, subject to the Reorganization Agreement and Section 4.1(b)(ii)), (ii) shall be comprised of the GrubHub Directors then on the Board and (iii) shall act by unanimous consent.

SECTION 2.3. Meetings of the Board.

(a) Meetings. Regular meetings of the Board or any committee thereof shall be held at least once every calendar quarter (unless otherwise agreed to by the Requisite Holders) on at least thirty (30) days’ notice to each Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Board or the committee, or the chairman thereof (if any), as applicable. Special meetings of the Board may be called by any two Directors on not less than two (2) Business Days’ notice to each other Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given (i) to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or (ii) to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice of each meeting of the Board shall state the purposes of the meeting. All meetings of the Board shall be held in the United States, within or outside the State of Delaware, and during normal business hours.

(b) Required Vote. At all duly called meetings of the Board or any committee thereof, except as set forth in Section 2.7, (i) a majority of the total number of Directors or committee members and (ii) at least one (1) Seamless Holdings Director, at least one (1) SLW Stockholder Director and at least one (1) GrubHub Director shall constitute a quorum for the transaction of business of the Board or committee at such meeting. If a quorum shall not be present at any meeting of the Board or committee thereof, the Directors present thereat may adjourn the meeting without notice other than announcement at such meeting, until a quorum shall be present; provided, that notice of any reconvened meeting shall be given pursuant to Section 2.3(a); provided, further, that if such meeting has been rescheduled two (2) consecutive times due to the failure to achieve quorum resulting from the absence of the Seamless Holdings Directors, the SLW Stockholder Directors or the GrubHub Directors, as the case may be, then the absence of the Seamless Holdings Directors, the SLW Stockholder Directors or the GrubHub

Directors, as the case may be, at such third rescheduled meeting shall not result in, or be deemed to be, a failure to constitute quorum for the transaction of business of the Board or committee at such reconvened meeting (but for the avoidance of doubt, the rights set forth in Section 2.4 shall not be affected by any of the foregoing) for so long as written notice of any rescheduled meeting shall have been delivered to all Directors at least two (2) Business Days prior to the dates of such rescheduled meetings. Except as otherwise provided in this Agreement, a simple majority (i.e., more than 50%) of the Directors present at a meeting of the Board or committee thereof at which a quorum shall exist shall be the act of the Board or committee, as applicable.

(c) Written Consent. Any action required or permitted to be taken at any meeting of the Board or committee thereof may be taken without a meeting and without a vote, if consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or members of the applicable committee. Such action shall be included in the minutes of the Board or committee meetings, as applicable.

(d) Telephonic or Video Communications. Members of the Board may participate in a meeting of the Board or committee thereof by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

(e) Expenses. The Company shall pay the reasonable and documented travel expenses incurred by all Directors and Board Observers in connection with their attending meetings of the Board or any committee thereof. The Company may, upon approval of the Requisite Holders, compensate any Independent Director for his or her service on the Board or any committee thereof through cash payments or issuances of equity interests in the Company.

SECTION 2.4. Consent Rights.

(a) Consent Rights to Certain Actions. Notwithstanding anything in this Agreement to the contrary, without the written consent of the Requisite Holders the Company shall not, and it shall not permit any Subsidiary to, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:

(i) redeem, repurchase or cancel any Shares or Securities (including warrants, Options, and other rights to acquire such Shares or Securities and any stock appreciation rights, phantom stock plans or similar rights or plans) of the Company or any of its Subsidiaries, other than (A) any redemption, repurchase or cancellation by the Company of any Options or Shares held by any current or former employee, manager or service provider of the Company or its Subsidiaries from such employee, manager or service provider, provided, that such repurchase, redemption or cancellation is consistent with the terms and conditions of (1) the Initial Stock Option Plan, (2) any Stock Option Plan approved by the Board and any approvals required pursuant to Section 2.4(a)(xiv), or (3) the terms of any agreements to which the Company or a Subsidiary thereof and such employee, manager or service provider of the Company is a party on the date hereof, (B) the GrubHub Repurchase, and (C) the Seamless Holdings Repurchase;

(ii) authorize or issue additional shares of Preferred Stock or Common Stock or any other capital stock of the Company, except for any issuance of shares pursuant to the Indemnity Issuance or, in any manner, amend, alter, modify or repeal the rights, preferences and privileges of, or restrictions provided for the benefit of, any Stockholder owning shares of Preferred Stock or Common Stock (provided, that the foregoing restriction shall not apply to any issuance of Common Stock pursuant to the exercise of Options outstanding on the date hereof);

(iii) create, designate, authorize, issue, sell or reclassify any Shares or Securities (including warrants, Options, and other rights to acquire such Shares or Securities and any stock appreciation rights, phantom stock plans or similar rights or plans), to the extent such creation, designation, issuance, sale or reclassification would have the effect of placing such new Shares or Securities senior to or pari passu with the Preferred Stock or the Common Stock with respect to distributions, redemption and/or rights upon Liquidation;

(iv) incur any indebtedness for borrowed money or guarantee the obligations of third parties, in an aggregate principal amount greater than $10,000,000 (it being understood and agreed that for purposes of this subparagraph “third parties” do include Stockholders or any of their Affiliates); provided that the foregoing restrictions shall terminate upon the earlier of (A) the nine-month anniversary of the Closing Date and (B) the completion of a Qualified IPO;

(v) merge, consolidate or combine with any Person, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of related transactions) all or a majority of its assets (including, for the avoidance of doubt, a Change of Control), other than any merger, consolidation, reorganization or transfer of assets by any wholly-owned Subsidiary of the Company with or into or to, as the case may be, the Company or any other wholly-owned Subsidiary of the Company;

(vi) sell or dispose of any material line of the Company’s business or other assets with a value in excess of $10,000,000, in one transaction or a series of related transactions, other than sales of obsolete or worthless assets;

(vii) acquire any assets or any interest in any company or business from one or more Persons with a value in excess of $10,000,000, in one transaction or a series of related transactions (whether effected pursuant to the purchase of assets or securities, merger or otherwise) or enter into any joint venture which requires an investment or incurrence of obligations in excess of $10,000,000;

(viii) alter the size or composition of the Board;

(ix) authorize, execute or amend any agreement, arrangement or transaction with any Stockholder whose Shares (alone or together with its Affiliates) represent in the aggregate 5% or more of the Shares (calculated on an As Converted basis) or any of such Stockholder’s Affiliates, or waive any material right of the

Company or any of its Subsidiaries under any agreement, arrangement or transaction with any such Person; provided, that the foregoing restriction shall not apply to (A) any agreement identified in Schedule VI hereto as in effect on the date hereof, (B) any amendment to any agreement identified in Part VI.B of Schedule VI hereto which amendment is made in the ordinary course of business on an arms’ length basis, (C) arms’ length customer and similar contracts (relating to the primary businesses of the Company and its Subsidiaries) entered into or amended in the ordinary course of business after the Closing Date with or for the benefit of any Stockholder or any portfolio companies or Affiliates of any Stockholder, and their respective Affiliates, (D) the Transition Services Agreement as in effect on the date hereof, (E) the Exclusive Marketing Agreement as in effect on the date hereof, and/or (F) any agreement between the Company and its Stockholders with respect to the registration of any Securities of the Company or its Subsidiaries;

(x) remove or replace the chief executive officer or the president; provided that the foregoing restrictions shall terminate upon the earlier of (A) the second anniversary of the Closing Date and (B) the completion of a Qualified IPO;

(xi) declare or pay any distributions, other than distributions to the Company pursuant to the applicable governing documents of the Company’s Subsidiaries;

(xii) print a red herring prospectus with respect to an IPO; provided that the foregoing restriction shall terminate on the nine-month anniversary of the Closing Date;

(xiii) consent to any Liquidation, recapitalization or reorganization of the Company in any form of transaction, or the effectuation of any transaction or series of related transactions, in each case, in which more than 50% of the voting power of the Company is directly or indirectly Transferred;

(xiv) amend or modify the Initial Stock Option Plan, adopt any new Stock Option Plan or employee equity incentive arrangements or any issuance of any additional Options, Shares or other Securities to the Company’s or its Subsidiaries’ directors, officers, employees and/or service providers (other than as contemplated by the Initial Stock Option Plan) (provided, that for the avoidance of doubt, no consent or approval shall be required to authorize or grant any awards under the Initial Stock Option Plan or otherwise pursuant to any Stock Option Plan previously approved by the Board and approved pursuant to this Section 2.4(a)(xiv));

(xv) voluntarily initiate any Liquidation of the Company or permit the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Company or any of its Subsidiaries; and

(xvi) agree or commit to take any action set forth in (i) through (xv) above.

(b) Transferability of Consent Rights.

(i) The rights of the Seamless Holdings Group set forth in Section 2.4(a) may be directed by such Persons as the Seamless Holdings Group shall determine. The Seamless Holdings Group has initially determined that such rights will be exercised at the direction of a Majority in Interest of the Seamless Holdings Group. Any change to the foregoing may be made with the approval of a Majority in Interest of the Seamless Holdings Group or such other level of consent as a Majority in Interest of the Seamless Holdings Group shall approve.

(ii) The rights of the SLW Group set forth in Section 2.4(a) may be directed by such Persons as the SLW Group shall determine. The SLW Group has initially determined that such rights will be exercised at the direction of SLW Stockholder. Any change to the foregoing may be made with the approval of SLW Stockholder or such other level of consent as SLW Stockholder shall approve.

(iii) The rights of the GrubHub Group set forth in Section 2.4(a) may be directed by such Persons as the GrubHub Group shall determine. The GrubHub Group has initially determined that such rights will be exercised at the direction of a Majority in Interest of the GrubHub Group, except as set forth on Schedule III. Any change to the foregoing may be made with the approval of a Majority in Interest of the GrubHub Group or such other level of consent as a Majority in Interest of the GrubHub Group shall approve.

(c) Charter Matters.

(i) No Stockholder shall exercise any voting right it may have with respect to Subsection 2 of Section A of Article Fourth of the Certificate of Incorporation without first obtaining consent of the Requisite Holders, to the extent required pursuant to this Agreement.

(ii) No Stockholder holding Preferred Stock shall exercise any voting right it may have with respect to Subsection 2.3.1 of Section B of Article Fourth of the Certificate of Incorporation without first obtaining the consent of the Requisite Holders. Each Stockholder holding Preferred Stock agrees to exercise any voting right it may have with respect to Subsection 2.3.1 of Section B of Article Fourth of the Certificate of Incorporation in such manner as is directed by the Requisite Holders.

(iii) No Stockholder holding Preferred Stock shall exercise any voting right it may have with respect to Subsection 4.4.4 and Section 8 each of Section B of Article Fourth of the Certificate of Incorporation without first obtaining the consent of the GrubHub Group and the SLW Group. Each Stockholder holding Preferred Stock shall exercise any voting right it may have with respect to such Subsection 4.4.4 and Section 8 of Section B of Article Fourth of the Certificate of Incorporation in such manner as is directed by the GrubHub Group and the SLW Group.

(iv) The Stockholders shall take all necessary actions to cause the Company to comply with Subsection 4.3.2 of Section B of Article Fourth of the Certificate of Incorporation.

(v) Each Stockholder agrees to take all necessary actions in connection with the Certificate of Incorporation to give effect to the provisions of the Reorganization Agreement and all necessary actions to cause the Company to comply with the provisions of the Reorganization Agreement.

(vi) No Stockholder shall give an approval described in the last sentence of Subsection 2.3.2 of Section B of Article Fourth of the Certificate of Incorporation with respect to any expenditure or dissipation of consideration received from a Deemed Liquidation Event (as defined in the Certificate of Incorporation) unless the Board and Requisite Holders shall have approved the same.

(vii) No Stockholder shall be a party to any Change of Control unless all holders of Common Stock identified in Section 4.3 or 4.4, as applicable, and all holders of Preferred Stock identified in Section 4.3 or 4.4, as applicable, are allowed to participate in such transaction in accordance with such Section 4.3 or 4.4, as applicable, and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Change of Control (as if such transaction were a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation)), except as set forth in Section 4.3 or unless the SLW Group and the GrubHub Group elect otherwise by written notice given to the Company at least 10 days prior to the effective date of any such Change of Control.

(viii) The Company shall endeavor at all times to reserve and keep available out of its authorized but unissued capital stock, such number of its duly authorized shares of Common Stock as are anticipated from time to time be sufficient to effect the Indemnity Issuance; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Indemnity Issuance or the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, and the Stockholders shall exercise their voting rights to approve any necessary amendment to the Certificate of Incorporation in connection therewith.

(ix) The conversion of Preferred Stock to Common Stock under the Certificate of Incorporation shall not result in any loss of a Stockholder’s rights under this Agreement.

(x) The Board shall not be permitted to approve any Transfer of capital stock of the Company as contemplated by Section 1 of Article Twelfth of the Certificate of Incorporation except in accordance with Section 4.1(d).

(d) Employee Repurchase. In the event any current or former employee of the Company or any Subsidiary thereof notifies the Company of its intent to Transfer any of its Shares in a manner permitted by this Agreement and such employee is not otherwise subject to the provisions of Section 4.2, or the rights of the Stockholders under Section 4.2 are not fully exercised, then subject to approval of the Board, the Company may repurchase such Shares from such employee pursuant to the terms of the option grant agreement existing on the date hereof to which such employee is a party or otherwise as approved in accordance with the terms of this Agreement (the “Employee Repurchase”).

SECTION 2.5. VCOC Matters. With respect to each Stockholder, the Company hereby agrees that for so long as (i) such Stockholder’s Ownership Percentage is at least 5% and (ii) such Stockholder or any of its direct or indirect owners is required to qualify as a venture capital operating company within the meaning of the Plan Asset Regulations (each such Stockholder a “VCOC Stockholder” and any such direct or indirect owner a “VCOC Owner”), the Company shall, subject to the Company’s reasonable restriction on the use and disclosure of such information (including the VCOC Stockholder’s or the applicable VCOC Owner’s execution and delivery of a confidentiality agreement in form and substance reasonably satisfactory to the Board) and the Company’s right to limit such disclosure to comply with applicable securities laws or its fiduciary duties:

(a) provide each such VCOC Stockholder or VCOC Owner, as applicable, or a representative designated by the foregoing, with the information rights and the visitation rights set forth in Section 5.2 of this Agreement; and

(b) make appropriate officers of the Company available periodically during business hours as reasonably requested by such VCOC Stockholder or VCOC Owner, as applicable, but not more frequently than once per calendar quarter, for consultation with such VCOC Stockholder, VCOC Owner or designated representative, as applicable, with respect to matters relating to the business and affairs of the Company.

The Company agrees to consider the recommendations of each VCOC Stockholder, VCOC Owner or designated representative, as applicable, in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained solely and exclusively by the Company. Each VCOC Stockholder, VCOC Owner and designated representative shall keep confidential and not disclose any such recommendations other than to the Company. Each VCOC Stockholder agrees to cause its VCOC Owners and any representative designated by such VCOC Stockholder or its VCOC Owners to comply with the foregoing. Each VCOC Owner shall be an express third party beneficiary of this Section 2.5 and Section 5.2 and shall be permitted to enforce its rights pursuant to such Sections of this Agreement as if it were a party hereto.

SECTION 2.6. Seamless Holdings Group, SLW Group and GrubHub Group. In giving any consent or approval or exercising any right pursuant to this Agreement: (a) whenever the Seamless Holdings Group consists of more than one Person, the consent, approval or exercise of the Seamless Holdings Group’s right shall be done at the direction of a Majority in Interest of the Persons constituting the Seamless Holdings Group; (b) whenever the SLW Group consists of more than one Person, the consent, approval or exercise of the SLW Group’s right shall be done at the direction of a Majority in Interest of the Persons constituting the SLW Group; and (c) whenever the GrubHub Group consists of more than one Person, the consent, approval or exercise of the GrubHub Group’s right shall be done at the direction of a Majority in Interest of the Persons constituting the GrubHub Group.

SECTION 2.7. Special Direction of Remedies. In connection with any Transfer of Shares by a Stockholder or any transfer of Indirect Interests by any direct or indirect owner of a Stockholder, the Company’s right to enforce the obligations of each Stockholder pursuant to this Agreement in connection therewith shall be directed by action of the Board taken solely by those Directors (other than any Independent Directors) who were not appointed by the group of Stockholders against whose Stockholder enforcement is sought. Further to the foregoing and notwithstanding any other provision of this Agreement:

(a) If the Stockholder against whom enforcement is sought is a member of the GrubHub Group: (i) the quorum requirement for any Board action in connection therewith will be (A) a majority of the total number of Directors or committee members, excluding from such total number the number of GrubHub Directors, and (B) at least one Seamless Holdings Director and at least one SLW Stockholder Director; and (ii) the Board may take any action in connection therewith upon (A) the vote of a simple majority (i.e., more than 50%) of the Directors present at a meeting of the Board or committee thereof at which such quorum shall exist or (B) the written consent of the same number of Directors that would constitute a quorum pursuant to this Section 2.7.

(b) If the Stockholder against whom enforcement is sought is a member of the Seamless Holdings Group: (i) the quorum requirement for any Board action in connection therewith will be (A) a majority of the total number of Directors or committee members, excluding from such total number the Seamless Holdings Director and the Seamless Executive Director, and (B) at least one GrubHub Director and at least one SLW Stockholder Director; and (ii) the Board may take any action in connection therewith upon (A) the vote of a simple majority (i.e., more than 50%) of the Directors present at a meeting of the Board or committee thereof at which such quorum shall exist or (B) the written consent of the same number of Directors that would constitute a quorum pursuant to this Section 2.7.

(c) If the Stockholder against whom enforcement is sought is a member of the SLW Group: (i) the quorum requirement for any Board action in connection therewith will be (A) a majority of the total number of Directors or committee members, excluding from such total number the SLW Stockholder Director and the Seamless Executive Director, and (B) at least one GrubHub Director and at least one Seamless Holdings Director; and (ii) the Board may take any action in connection therewith upon (A) the vote of a simple majority (i.e., more than 50%) of the Directors present at a meeting of the Board or committee thereof at which such quorum shall exist or (B) the written consent of the same number of Directors that would constitute a quorum pursuant to this Section 2.7.

No Stockholder shall be permitted to assert a breach of any duty owed by the Directors to such Stockholder in connection with the Company’s good faith pursuit of any enforcement contemplated by this Section 2.7 in accordance with the terms hereof.

ARTICLE III

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

SECTION 3.1. Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Stockholder for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct. Nothing in this Article III be construed to exculpate or indemnify any Covered Person for the breach by a Covered Person of any obligation binding upon such Covered Person in favor of the Company or any Stockholder.

SECTION 3.2. Exculpation.

(a) To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any Stockholder for any Claims and Expenses arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses.

SECTION 3.3. Indemnification. To the fullest extent permitted by applicable law, the Company shall, and shall cause its Subsidiaries to, indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted against such Covered Person at any time in connection with, or in any way related to or arising out of, (a) the business or affairs of the Company or its Subsidiaries or the activities of such Covered Person on behalf of the Company or (b) in the case of each Covered Person that is not a Director or officer of the Company, this Agreement (other than Claims and Expenses to the extent arising out of the breach of this Agreement by such Covered Person) or such Covered Person’s control of, or ability to influence, the Company or any of its Subsidiaries or the management or administration of the Company or any of its Subsidiaries; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct (not subject to appeal); provided, further, that indemnification hereunder and the advancement of expenses under Section 3.4 shall be recoverable only from the assets of the Company and its Subsidiaries and not from assets of the

Stockholders. Notwithstanding anything to the contrary herein: (w) Claims and Expenses of a stockholder of the Company arising in connection with disputes between or among any stockholders of the Company shall not be covered by the indemnification provisions of this Article III; (x) to the extent any Claims and Expenses would otherwise include the amount of any judgment against or settlement entered into a by a stockholder of the Company in favor of any other stockholder of the Company or the Company itself, such judgment and settlement amounts shall not be covered by the indemnification provisions of this Article III; (y) Claims and Expenses arising from any indemnification claims made by any Person pursuant to the Reorganization Agreement shall not be covered by the indemnification provisions of this Article III; and (z) no Employee Stockholder will be indemnified by virtue of this Article III for (1) any employment-related dispute in which such Employee Stockholder is involved or (2) any other matter in its employee capacity for which indemnification would not otherwise be available pursuant to the Company’s employee indemnification policies.

SECTION 3.4. Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall, and shall cause its Subsidiaries to, pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in Section 3.3 (other than a claim, demand, action, suit or proceeding brought by the Company against a Stockholder for such Stockholder’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter; provided, that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 3.3.

SECTION 3.5. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding; provided, that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 3.4 and 3.5, except to the extent that the Company is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided, that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense; and provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under Section 3.3 without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein, (ii) requires or involves any admission on the part of the Covered Person or (iii) requires the Covered Person to take any action or to forego taking any action.

SECTION 3.6. Insurance; Director Indemnification Agreements. The Company shall, or shall cause an Affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board deems reasonable, and shall use reasonable efforts to maintain in effect directors and officers insurance at all times. In addition, the Company shall enter into director indemnification agreements (in form and substance reasonably acceptable to the Board) with each Director.

SECTION 3.7. Non-Exclusivity; Primacy of Indemnification.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which a Covered Person may at any time be entitled under applicable law, any agreement, upon the approval of the Stockholders or otherwise. To the extent that a change in the law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Covered Persons shall enjoy by this Agreement the greater benefits so afforded by such change, except in respect of Disabling Conduct. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

(b) Except as provided in Section 3.7(d) below, in the event of any payment by the Company under this Article III, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights for the Company, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(c) Except as provided in Section 3.7(d) below, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that a Covered Person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(d) The Company hereby acknowledges that the Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by, or maintained by, the Stockholders, their direct and indirect owners and/or their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort with respect to matters which are the subject of indemnification or advancement of expenses under this Article III (i.e., its obligations to the Covered Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Agreement (or any agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Company.

SECTION 3.8. Third Party Beneficiary Rights. The obligations of the Company set forth in this Article III are expressly intended to create third party beneficiary rights of each of the Covered Persons and shall survive any termination of this Agreement. In addition, the Fund Indemnitors are expressly intended as third party beneficiaries of Section 3.7(d).

ARTICLE IV

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

SECTION 4.1. Restrictions on Transfer.

(a) Restrictions on Transfer Applicable to Stockholders. Prior to the consummation of a Qualified IPO, each Employee Stockholder, each Other Stockholder and each of their respective Permitted Transferees or Compliant Transferees shall not, and shall not permit any of its respective direct and indirect equity holders to, Transfer all or any portion of its Shares or Indirect Interests without the prior written approval of Requisite Holders and otherwise in compliance with the provisions of this Article IV; provided that Requisite Holder approval shall not be required for any transfer by any Employee Stockholder or Other Stockholder to a Permitted Transferee which is otherwise made in compliance with the provisions of this Article IV. In all cases, each Employee Stockholder will, in addition to the restrictions set forth herein, be subject to those restrictions imposed by such Employee Stockholder’s agreement with the Company (if any) or otherwise imposed by the Company in connection with the issuance of Shares or Options to such Employee Stockholder. Nothing in this Article IV shall limit the Company’s right to effect a redemption of the Shares held by any Employee Stockholder or any other stockholder of the Company that, if party to this Agreement, would be an Employee Stockholder, in each case to the extent otherwise permitted by this Agreement.

(b) Restrictions on Transfer Applicable to SLW Group, Seamless Holdings Group and GrubHub Group. Prior to the consummation of a Qualified IPO, none of the SLW Group, the Seamless Holdings Group or the GrubHub Group shall, nor shall they permit any of their respective direct and indirect equity holders to, Transfer all or any portion of their Shares or Indirect Interests, except as follows:

(i) at any time (A) to a Permitted Transferee of such Stockholder (subject to the provisions of this Article IV) or (B) with the prior written approval of the Requisite Holders (in each case, subject to the provisions of this Article IV);

(ii) in the case of any GrubHub Stockholders approved by the GrubHub repurchase committee from the approved list of sellers on Schedule IX during the period commencing on the Closing Date and ending on the last day of the Repurchase Period, (A) pursuant to the GrubHub Repurchase or (B) a secondary sale by a GrubHub Stockholder of shares of Common Stock (solely at a price per share above the redemption price per share that would be paid pursuant to the GrubHub Repurchase) to a buyer approved by the GrubHub repurchase committee and the SLW Stockholder Director made in compliance with Sections 4.5 and 4.6; provided that the total number of all shares of Common Stock redeemed pursuant to the foregoing clause (A) and Transferred pursuant to the foregoing clause (B) shall not exceed 4,774,501 Shares in the aggregate;

(iii) at any time pursuant to a Seamless Holdings Repurchase in accordance with the terms thereof;

(iv) in the case of the Seamless Holdings Stockholders or Seamless Holdings Management Stockholders identified on Schedule VII, the liens and pledges existing on the Closing Date in favor of the respective lenders identified on Schedule VII;

(v) in the case of the GrubHub Stockholders identified on Schedule VIII, the liens and pledges identified on Schedule VIII; and/or

(vi) to any Person after the 18-month anniversary of the Closing Date, subject only to the provisions of Sections 4.2, 4.3, 4.5 and 4.6;

provided, however, that notwithstanding the foregoing, this Section 4.1(b) shall not apply to Transfers of Shares effected by the Stockholders or any of their direct and indirect equity holders in connection with an IPO.

(c) Transferee Acknowledgement. Each Person acquiring Shares at any time after the date hereof acknowledges and agrees that such Shares shall in all respects be subject to the terms of the Reorganization Agreement, including the effect of the indemnity provisions set forth therein.

(d) Certain Approvals. None of the Company, the Board or any officer of the Company shall be permitted to approve any Transfer by a Stockholder that would violate this Article IV or any Transfer by any stockholder of the Company not party to this Agreement that would violate this Article IV if such stockholder was a party to this Agreement as an Other Stockholder or as an Employee Stockholder; provided that if such stockholder is a Seamless Holdings Management Stockholder, then instead as if such Seamless Holdings Management Stockholder was a Seamless Holdings Stockholder; and provided further that each Seamless Holdings Management Stockholder shall be permitted to Transfer to the Seamless Holdings Stockholders in connection with a Proposed Sale described in Section 4.3 that portion of such Seamless Holdings Management Stockholder’s Shares as represents such Seamless Holdings Management Stockholder’s pro rata share of the total number of Shares actually sold by the Seamless Holdings Stockholders in the Proposed Sale (with such pro rata share being calculated as a fraction, expressed as a percentage, of such total number of Shares actually sold, the numerator of which is the number of Shares owned by such Seamless Holdings Management

Stockholder immediately prior to the consummation of the Proposed Sale, and the denominator of which is the aggregate number of shares owned by all Seamless Holdings Stockholders and all Seamless Holdings Management Stockholders, collectively, immediately prior to the consummation of the Proposed Sale). Any such Transfer of Seamless Holdings Management Stockholder Shares to Seamless Holdings Stockholders shall be consummated no later than 60 days following the consummation of the Proposed Sale.

SECTION 4.2. Right of First Refusal.

(a) If any Stockholder (the “Transferring Holder”) desires to Transfer (including indirectly by any of their direct or indirect equity holders, but excluding Transfers made pursuant to Section 4.4, or that occur as a result of, or related to, an IPO or that are made pursuant to a Seamless Holdings Repurchase, an Employee Repurchase or Section 4.1(b)(ii)) all or any portion of its Shares or Indirect Interests (the “Transfer Shares”) in compliance with Section 4.1 to a Person that is not a Permitted Transferee of such Transferring Holder, such Transferring Holder shall provide to the Company for delivery to each other Stockholder that alone or with its Affiliates has an Ownership Interest of at least 1% (excluding any Employee Stockholders and any Other Stockholders) (the “ROFR Stockholders”), a written notice (the “Sale Notice”) at least thirty-three (33) days prior to the date of the proposed Transfer (the “Stockholder Election Period”), and the Company shall deliver such Sale Notice to each ROFR Stockholder within two (2) Business Days of its receipt thereof, which Sale Notice shall set forth: (i) the identity of the proposed transferee of the Transfer Shares (the “ROFR Transferee”), (ii) the number and type of Transfer Shares and (iii) all other material terms and conditions, if any, of the proposed Transfer of such Transfer Shares to such ROFR Transferee (the “Proposed Transfer”), including the form and amount of consideration for such Transfer Shares and a valuation of any non-cash consideration to be paid by the ROFR Transferee. The Sale Notice shall also constitute an irrevocable offer to sell all or any of the portion of the Transfer Shares to each ROFR Stockholder (or, at the option of each ROFR Stockholder, to one or more Affiliated assignees or Permitted Transferees of such ROFR Stockholder (each, a “ROFR Assignee”)) not more than such ROFR Stockholder’s Adjusted Ownership Percentage of the Transfer Shares, in each case (x) on the same terms and conditions as set forth in the Sale Notice or (y) if the Proposed Transfer includes any consideration other than cash, at the option of such ROFR Stockholder (on behalf of itself or its ROFR Assignees), as the case may be, at a cash price equal to the valuation of such non-cash consideration (the “Transfer Consideration”). If the ROFR Stockholders disagree with the valuation of non-cash consideration contained in the Sale Notice, such Stockholders, as applicable, shall have the right to require an appraisal of such non-cash consideration by a nationally recognized independent valuation expert satisfactory to the Transferring Holder and the ROFR Stockholders, as applicable, and the cost of any such appraisal shall be paid fifty percent (50%) by the ROFR Stockholders and fifty percent (50%) by the Transferring Holder. If any ROFR Stockholder elects to assign any of its rights pursuant to this Section 4.2 to any ROFR Assignee, all decisions and notices pursuant to this Section 4.2 shall nevertheless be made by, and given to and by, the ROFR Stockholder.

(b) Each ROFR Stockholder (for itself or its ROFR Assignees) may elect to purchase all or any portion of its Adjusted Ownership Percentage of the Transfer Shares by delivering an irrevocable notice of acceptance to the Transferring Holder (the “Acceptance

Notice”) within the first twenty (20) days of the Stockholder Election Period, which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Sale Notice includes any consideration other than cash) and the total number of Transfer Shares the ROFR Stockholder (for itself or its ROFR Assignees) accepts for purchase. In the event that any ROFR Stockholder (for itself or its ROFR Assignees) does not elect to purchase its aggregate Adjusted Ownership Percentage of the Transfer Shares, the Transferring Holder shall deliver to each ROFR Stockholder that has elected to purchase its entire share of Transfer Shares written notice thereof not later than the twenty-fifth (25th) day of the Stockholder Election Period, and each such fully participating ROFR Stockholder may irrevocably subscribe for the remaining Transfer Shares (or the available portion thereof, which may be limited to its Adjusted Ownership Percentage thereof (calculated using a denominator equal to the number of Shares owned by the fully participating ROFR Stockholders) if multiple fully participating ROFR Stockholders desire to purchase some or all of the remaining Transfer Shares) by delivering written notice to the Transferring Holder before the expiration of the Stockholder Election Period.

(c) If the option to purchase the Transfer Shares represented by the Sale Notice is accepted on a timely basis by any ROFR Stockholder (for itself or its ROFR Assignees) in accordance with the terms specified in Section 4.2(b), no later than the later of (x) ten (10) days after the end of the Stockholder Election Period or (y) the tenth (10th) Business Day after the receipt of any necessary governmental approvals (including the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), the ROFR Stockholder (or ROFR Assignee) that has elected to purchase Transfer Shares shall deliver payment by wire transfer of immediately available funds, to the extent the Transfer Consideration is cash, and/or by delivery of the non-cash Transfer Consideration, if applicable, to the Transferring Holder against delivery of the Shares so purchased. Each Transferring Holder shall deliver its Transfer Shares free and clear of any and all liens, encumbrances and other restrictions, other than the Transfer restrictions set forth herein, and restrictions created by any applicable federal or state securities laws. To the extent that (i) none of the ROFR Stockholders (on behalf of themselves or their respective ROFR Assignees) have elected to purchase any Transfer Shares by delivering notice of their acceptance of the offer represented by the Sale Notice to purchase all of the Transfer Shares prior to the expiration of the Stockholder Election Period, (ii) all or certain of the ROFR Stockholders (on behalf of themselves or their respective ROFR Assignees) have elected to purchase fewer than all of the Transfer Shares or (iii) all or some of the ROFR Stockholders (on behalf of themselves or their respective ROFR Assignees) have not tendered the full Transfer Consideration for their respective Transfer Shares in the manner and within the period set forth above in this Section 4.2(c), then such Transferring Holder shall be free for a period of 120 days from the end of the Stockholder Election Period to enter into an agreement to Transfer the Transfer Shares (or (x) in the case of the foregoing clause (ii), the remaining portion of the Transfer Shares or (y) in the case of the foregoing clause (iii), the remaining portion of the Transfer Shares after taking into account Transfer Shares for which the Transfer Consideration has been timely tendered) to the ROFR Transferee at a price equal to or greater than the price set forth in the Sale Notice and otherwise on terms that are no more favorable in any material respect to such ROFR Transferee than the terms and conditions set forth in the Sale Notice; provided, however, that the closing of any such Transfer must occur within 60 days after such agreement is entered into and provided, further that, as a condition to such Proposed Transfer, such Proposed Transfer complies with

Section 4.5 and Section 4.6. If for any reason such Transferring Holder does not Transfer the Transfer Shares (or in the case of the foregoing clauses (ii) and (iii), the remaining portion of the Transfer Shares) to the ROFR Transferee at a price equal to or greater than the price set forth in the Sale Notice and otherwise on terms that are no more favorable in any material respect to such ROFR Transferee than the terms and conditions set forth in the Sale Notice, within the time periods described in this Section 4.2(c), then the Transferring Holder shall again be required to comply with this Section 4.2 prior to consummating any Transfer.

(d) The receipt of Transfer Consideration by any Transferring Holder selling Transfer Shares pursuant to this Section 4.2 shall be deemed a representation and warranty by such Transferring Holder that: (i) such Transferring Holder has full right, title and interest in and to such Transfer Shares; (ii) such Transferring Holder has all necessary power and authority and has taken all necessary actions to sell such Transfer Shares as contemplated by this Section 4.2; and (iii) such Transfer Shares are free and clear of any and all liens, encumbrances and other restrictions (other than the Transfer restrictions set forth herein, and restrictions created by any applicable federal or state securities laws).

(e) Any Transfers pursuant to an IPO shall not be subject to this Section 4.2.

SECTION 4.3. Tag-Along Rights.

(a) If any (x) Stockholder (alone or together with its Affiliates), or (y) any group of Stockholders (alone or together with their Affiliates) acting jointly (each or collectively, as applicable, a “Selling Holder”) proposes to Transfer (i) in a single transaction, (ii) pursuant to a series of related transactions, or (iii) over time (whether through related or unrelated transactions), any Shares or Indirect Interests representing, in the aggregate, 5% or more of the Shares (on an As Converted basis) (other than (A) to a Permitted Transferee, (B) in a transaction subject to Section 4.4, (C) in a transaction pursuant to Section 4.1(b)(ii), (D) in an Employee Repurchase, (E) in a Seamless Holdings Repurchase or (F) in a transaction that occurs as a result of, or related to, an IPO) (each, a “Proposed Sale”), such Selling Holder shall first comply with the requirements of Sections 4.1 and 4.2, and thereafter the Selling Holder shall furnish to the Company for delivery to each other Stockholder that has an Ownership Interest of at least 1%, excluding any Employee Stockholder and any Other Stockholder (each, a “Non-Selling Stockholder”), a written notice of such Proposed Sale (the “Tag Along Notice”). The Company shall deliver such Tag Along Notice to each Non-Selling Stockholder within two (2) Business Days of its receipt thereof.

(b) The Tag Along Notice will include:

(i) the material terms and conditions of the Proposed Sale, including (A) the Shares and Indirect Interests proposed to be so Transferred, (B) the name of the proposed transferee (the “Proposed Transferee”), (C) the proposed amount and form of consideration and a valuation of any non-cash consideration to be paid by the Proposed Transferee, if any, (D) the fraction, expressed as a percentage, determined by dividing the number of Shares to be purchased (or deemed purchased via Transfer of Indirect Interests) from the Selling Holder by the total number of Shares held (directly or indirectly) by the Selling Holder (the “Tag Along Sale Percentage”) and (E) the proposed Transfer date, if known; and

(ii) an irrevocable invitation to each Non-Selling Stockholder to make an offer (Non-Selling Stockholders who timely elect to make such an offer in compliance with this Section 4.3, being “Tagging Stockholders,” and, together with the Selling Holder, the “Tag Along Sellers”) to include in the Proposed Sale to the applicable Proposed Transferee(s) Shares held by such Tagging Stockholders (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares (on an As Converted basis) held by such Tagging Stockholder). The Selling Holder will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Sale as the same become available.

(c) Each Tagging Stockholder must exercise the tag-along rights provided by this Section 4.3 within fifteen (15) Business Days following delivery to the Non-Selling Stockholders of the Tag Along Notice by delivering a notice (the “Tag Along Offer”) to the Selling Holder indicating the Tagging Stockholder’s desire to exercise its rights under this Section 4.3 and specifying the number of Shares it desires to Transfer (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tagging Stockholder). Each Stockholder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Stockholder’s rights with respect to such Proposed Sale (and only such Proposed Sale), and the Tag Along Sellers shall thereafter be free to Transfer the Shares and/or Indirect Interests, as applicable, to the Proposed Transferee, for the same form of consideration, at a per Share price no greater than the per Share price set forth in the Tag Along Notice and on other terms and conditions that are not more favorable in any material respect to the Selling Holders than the terms set forth in the Tag Along Notice. In order to be entitled to exercise its right to sell Shares to the Proposed Transferee pursuant to this Section 4.3, each Tagging Stockholder must agree (i) to convert all of its Preferred Shares (if any) to be sold to the Proposed Transferee into Common Stock immediately prior to such Transfer, but only if the Selling Holder is itself selling only Common Stock and requests that the Tagging Stockholders convert their Preferred Shares, and further conditioned on the consummation of such Proposed Sale, and (ii) to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Proposed Sale (with reasonable corresponding adjustments thereto where the Selling Holder is instead Transferring Indirect Interests) and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Proposed Sale; provided, that (x) unless otherwise agreed by the applicable Tagging Stockholder, a Tagging Stockholder shall not be required to make representations and warranties or provide indemnities as to any other Stockholder (other than Permitted Transferees of such Stockholder who are participating in such Proposed Sale), (y) any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company in connection with such Proposed Sale shall be shared severally, and not jointly and severally, by Tag Along Sellers pro rata (in proportion to the number of Shares (on an As Converted basis) actually being Transferred by each of those Tagging Stockholders) and in any event shall not exceed the proceeds received by such Tagging Stockholder in the Proposed Sale and (z) unless otherwise agreed by the applicable Tagging Stockholder, a Tagging Stockholder shall not be required to enter into non-compete, non-solicitation or similar covenants that bind such Tagging Stockholder or any of its Affiliates (other than the Company and its Subsidiaries). Each Tagging Stockholder will be responsible for its Pro Rata Share (in proportion to the number of Shares (on an As Converted basis) actually being Transferred by each of those Tagging Stockholders) of the costs of the Proposed Sale to the extent not paid or reimbursed by the Proposed Transferee. Costs incurred by any Tag Along Seller on its own behalf will not be considered costs for purposes of the preceding sentence.

(d) The offer of each Tagging Stockholder contained in such Tagging Stockholder’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Tagging Stockholder shall be bound and obligated to Transfer in the Proposed Sale on the same terms and conditions, with respect to each Share Transferred, as the Selling Holder, up to such number of Shares as such Tagging Stockholder shall have specified in its Tag Along Offer; provided, however, that if the material terms of the Proposed Sale change with the result that the per Share price shall be less than the per Share price set forth in the Tag Along Notice, the form of consideration shall be different or the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Tagging Stockholder shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Selling Holder and upon such withdrawal shall be released from such Tagging Stockholder’s obligations. If there are any Tagging Stockholders included in the Proposed Sale, the Selling Holder shall not be permitted to Transfer any Shares or Indirect Interests except (i) at a per Share price no greater than the per Share price set forth in the Tag Along Notice and on other terms and conditions as are no more favorable to the Selling Holder than to the Tagging Stockholders (which terms and conditions shall be the same terms and conditions set forth in the Tag Along Notice), and (ii) only if the Tagging Stockholders’ participating Shares are included in such Transfer in accordance with Section 4.3(e).

(e) The Selling Holder shall attempt to obtain the inclusion in the Proposed Sale of the entire number of Shares which the Tag Along Sellers requested to have included in the Proposed Sale. However, to the extent the Selling Holder is unable to do so, the Tag Along Sellers shall be entitled to sell in the Proposed Sale a number of Shares calculated as follows:

(i) First there shall be allocated to each Tag Along Seller a number of Shares equal to the lesser of (A) the number of Shares (on an As Converted basis) such Tag Along Seller has offered to sell in the Tag Along Offer (or specified in the Tag Along Notice in the case of the Selling Holder) and (B) the number of Shares determined by multiplying (x) the number of Shares (on an As Converted basis) subject to the Proposed Sale (directly or by virtue of corresponding Indirect Interests) by (y) a fraction the numerator of which is the number of Shares (on an As Converted basis) owned by such Tag Along Seller and the denominator of which is the total Shares (on an As Converted basis) owned by all Tag Along Sellers (the “Pro Rata Share”); and

(ii) Any remaining Shares subject to the Offer shall be allocated to the Tag Along Sellers that offered to sell in excess of their Pro Rata Share, pro rata to such Tag Along Sellers based upon such Tag Along Sellers’ relative Pro Rata Shares, or as such Tag Along Sellers may otherwise agree.

The Selling Holder shall notify all Tagging Stockholders of the results of this calculation within ten (10) Business Days following receipt by the last Tagging Stockholder of the Tag Along Notice.

(f) If any Tagging Stockholder exercises its rights under this Section 4.3, the closing of the Transfer of the Shares with respect to which such rights have been exercised will take place concurrently with the closing of the Transfer of the Selling Holder’s Shares or corresponding Indirect Interests to the Proposed Transferee, and the Selling Holder shall provide each Tagging Stockholder with at least two (2) Business Days prior notice thereof. If the closing of the Transfer of the Selling Holder’s Shares or corresponding Indirect Interests to the Proposed Transferee (whether or not a Tagging Stockholder has exercised its rights under this Section 4.3) shall not have occurred by the date 90 days after the date of the Tag Along Notice (provided, that if the Proposed Sale is subject to any required regulatory approvals, such 90-day period shall be extended until the expiration of five (5) Business Days after such approvals have been received or obtained, but in no event shall such period be extended for more than 90 additional days), and at a price per Share no greater than the per Share price set forth in the Tag Along Notice on terms and conditions no more favorable in any material respect to the Selling Holders than those set forth in the Tag Along Notice, then the Tagging Sellers shall be released from their obligations under their irrevocable offer (unless such failure to complete the Transfer was due to the failure of such Tagging Stockholder to perform its obligations under this Section 4.3) and the Selling Holder shall again be required to comply with this Section 4.3 prior to consummating any Transfer pursuant to this Section 4.3.

(g) The Selling Holder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Proposed Sale and the terms and conditions thereof. No Stockholder nor any Affiliate of any such Stockholder shall have any liability to any other Stockholder, or to the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Proposed Sale except to the extent such Stockholder shall have failed to comply with the provisions of this Section 4.3.

(h) For the avoidance of doubt, whether a Selling Holder is selling Preferred Stock, Common Stock, a combination thereof or Indirect Interests that correspond to any of the foregoing, Non-Selling Stockholders may nevertheless elect to participate in the Proposed Sale with their Preferred Stock or Common Stock, as applicable, even though one or more Non-Selling Stockholders hold different proportions of Preferred Stock and Common Stock (or only hold one class of such Shares) than those held or proposed to be sold by the Selling Stockholder. If the Selling Stockholder is selling any shares of Preferred Stock (or Indirect Interests that represent shares of Preferred Stock) and has not elected to convert such Preferred Stock to Common Stock in connection with the Proposed Sale, no Tagging Stockholder may be required to convert its Preferred Stock in connection with the Proposed Sale. If the Selling Stockholder is selling only Common Stock in the Proposed Sale (or Indirect Interests that represent only Common Stock), the Selling Stockholder may require the Tagging Stockholders to convert their Preferred Stock to Common Stock in connection with (and contingent on the closing of) the Proposed Sale. If both Preferred Stock and Common Stock are sold in any Proposed Sale (or deemed sold by virtue of the sale of corresponding Indirect Interests), then notwithstanding any contrary provision of this Section 4.3, the proceeds of the Proposed Sale shall be paid to the Tag

Along Sellers pro rata in proportion to their respective Shares sold (calculated on an As Converted basis) unless the Proposed Sale transaction (giving effect to the participation of Tagging Stockholders pursuant to this Section 4.3) constitutes a Change of Control, in which case the proceeds of the Proposed Sale shall be paid to the Tag Along Sellers in accordance with the Certificate of Incorporation.

(i) Each of the Stockholders acknowledges and agrees that the intent of this Section 4.3 is to provide Non-Selling Stockholders with the opportunity to participate in any sale or other disposition of any equity interests in the Company, whether such sale or other disposition is effected directly by a Stockholder or through the sale of interests in any entity directly or indirectly holding such equity interest. The Stockholders further acknowledge the provisions of Section 4.8. Further to the foregoing, for purposes of this Section 4.3, the terms “Indirect Interest” will be construed consistent with such intent, and this Section 4.3 shall be interpreted in a manner consistent with such intent. Each Stockholder agrees to be bound by the spirit of these provisions, and to cause its equityholders (and, where applicable, their direct or indirect owners) to be bound by the spirit of these provisions, and no Stockholder shall take any action to subvert the intent of these provisions.

(j) Any Transfers pursuant to an IPO shall not be subject to this Section 4.3.

SECTION 4.4. Drag-Along Rights.

(a) Notwithstanding anything contained in this Article IV to the contrary, if the Board approves a merger, sale, reorganization, recapitalization or other transaction or series of related transactions that will result in a Change of Control (subject to any approval rights of any Stockholders pursuant to Section 2.4(a)) (collectively, a “Sale Proposal”), then the Company shall deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal promptly (and in any event, within five (5) Business Days) upon entry into a definitive agreement with respect to such Change of Control to all of the Stockholders. All Shares to be sold pursuant to this Section 4.4 shall be included in determining whether or not a proposed transaction constitutes a Change of Control.

(b) The Required Sale Notice will include the material terms and conditions of the Sale Proposal, including (i) the number of Shares (on an As Converted basis) proposed to be so Transferred (the “Drag Shares”), (ii) the name of the proposed transferee, (iii) the proposed amount and form of consideration and if such consideration consists in part or in whole of property other than cash, the Company will provide (A) the ratio between the cash portion and non-cash portion of such consideration and (B) such other information, to the extent reasonably available to the Company, relating to such non-cash consideration as any Stockholder may reasonably request in order to evaluate such non-cash consideration; provided, however, that the provision of such information (or lack thereof) shall not relieve any Stockholder of its obligation to sell Shares under this Section 4.4) and (iv) the estimated closing date of such Change of Control transaction, if known. The Company will deliver or cause to be delivered to each Stockholder copies of all transaction documents relating to the Sale Proposal promptly as the same become available. The Company will deliver or cause to be delivered to each Stockholder a written notice setting forth an updated anticipated closing date of such Change of Control at least ten (10) Business Days prior to the anticipated closing date of such Change of Control.

(A) Each Stockholder, upon receipt of a Required Sale Notice, shall be obligated to (A) sell a number of its Shares equal to the product of (i) the number of Shares (on an As Converted basis) owned by such Stockholder, multiplied by (ii) a fraction in which the numerator is the number of Drag Shares, and the denominator is the aggregate number of issued and outstanding Shares (on an As Converted basis), (B) participate in the Change of Control contemplated by the Sale Proposal, (C) vote their Shares in favor of such Change of Control at any meeting of Stockholders called to vote on or approve such Change of Control, (D) consent in writing to such Change of Control, (E) waive all dissenters’ or appraisal rights (if any) in connection with such Change of Control, (F) enter into the same agreements (in terms of both form and substance) relating to such Change of Control that all other participating Stockholders are required to enter into in connection therewith, (G) agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Company may request in connection with such Change of Control, and (H) take or cause to be taken all other actions as may be reasonably necessary to consummate such Change of Control (including, converting any shares of Preferred Stock into Common Stock immediately prior to the consummation of such Change of Control (if so requested by the Board conditioned on the consummation of such Change of Control)); provided, that (x) unless otherwise agreed by the applicable Stockholder, a Stockholder shall not be required to make representations and warranties as to any other Stockholder or the Company or provide indemnities as to any other Stockholder (other than Permitted Transferees of such Stockholder), (y) any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company in connection with such Change of Control shall be shared severally, and not jointly and severally, by all Stockholders pro rata (based upon the number of Drag Shares to be sold by each) and in any event shall not exceed the proceeds received by such Stockholder in such Change of Control (it being understood that the retirement of Company indebtedness shall be deemed proceeds received by the Stockholders), and (z) unless otherwise agreed by the applicable Stockholder, no member of the Seamless Holdings Group, SLW Group or GrubHub Group (other than any such Person that is an Employee Stockholder) shall be required to enter into non-compete, non-solicitation or similar covenants that bind them or their Affiliates (other than the Company and its Subsidiaries). In the event that consideration is payable in securities and, due to restrictions under the Securities Act of 1933 or other foreign or state securities law, a stockholder may not acquire such securities, such stockholder shall be entitled to cash equal to the value of such securities.

(c) The obligations of the Stockholders pursuant to this Section 4.4 are subject to the satisfaction of the following conditions:

(i) each of the Stockholders shall receive the same form of consideration (and to the extent such consideration includes both cash and non-cash consideration, the same ratio between the cash portion and non-cash portion of such consideration) and a proportion of the aggregate consideration from such Change of Control based on their respective Shares sold (calculated on an As Converted basis) (it being agreed that if the consideration received in such transaction is other than cash or Freely Marketable Securities (“Non-Freely Marketable Securities”), then the Company shall use reasonable best efforts to provide in the definitive documentation relating thereto for a pro rata tag-along right for the Stockholders that receive such Non-Freely Marketable Securities (subject to customary exceptions)); and

(ii) any expenses incurred for the benefit of the Company or all Stockholders, and any indemnities, holdbacks, escrows and similar items relating to such Change of Control (other than those that relate to representations or indemnities concerning a Stockholder’s (or its Permitted Transferee’s) valid ownership of its or his Shares free and clear of all liens, encumbrances and other restrictions or a Stockholder’s (or its Permitted Transferee’s) authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid, withheld or established by the Stockholders on a pro rata basis (as if such indemnities, holdbacks, escrows and similar items reduced the aggregate proceeds available for distribution or payment to the Stockholders in such Change of Control).

(d) The Board shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Change of Control contemplated by the Sale Proposal and the terms and conditions thereof. None of the Board, the Company or any Stockholder or any Affiliate of any Stockholder shall have any liability to any other Stockholder or to the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Change of Control contemplated by the Sale Proposal except to the extent such Person shall have failed to comply with the provisions of this Section 4.4.

(e) If the Company or the holders of the Company’s Securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), any Stockholder who is a natural person will, and each Stockholder that is an entity that is not an “accredited investor” (as defined in Regulation D under the Securities Act) will cause any of its owners that is a natural person to, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated by the Securities and Exchange Commission) acceptable to the Company. If any Stockholder or owner thereof who is a natural person appoints a purchaser representative designated by the Company, the Company will pay the reasonable fees of such purchaser representative, but if any Stockholder or owner thereof who is a natural person declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative, and such holder will be responsible for all of the fees of the purchaser representative so appointed.

(f) If both shares of Preferred Stock and Common Stock are sold in a transaction described in this Section 4.4, then notwithstanding any contrary provision of this Section 4.4, unless otherwise agreed by Requisite Holders, the proceeds of such transaction shall be paid to the Stockholders in accordance with the Certificate of Incorporation.

SECTION 4.5. Other Transfer Restrictions.

(a) In addition to any other restrictions on Transfer herein contained, other than in connection with an IPO, in no event may any of the Stockholders make, or permit their respective direct and indirect equity holders to make, any Transfer of any Shares or Indirect Interests:

(i) if such Transfer would cause the assets of the Company to become “plan assets” within the meaning of the Plan Asset Regulations or to otherwise become regulated under ERISA;

(ii) (A) in violation of any applicable federal or state securities laws or (B) if such Transfer requires the registration of any Shares pursuant to any applicable federal or state securities laws (unless such Shares are otherwise being registered pursuant to the Registration Rights Agreement or any other agreement between the Company and its Stockholders with respect to the registration of any Securities of the Company or its Subsidiaries);

(iii) unless the transferee (in the case of a Transfer of Shares) makes the representations and warranties set forth in Section 6.1;

(iv) if such Transfer subjects the Company to be regulated under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, each as amended; or

(v) if in the opinion of legal counsel or a qualified tax advisor to the Company, such Transfer would require the prior consent of any federal or state regulatory agency and such prior consent has not been obtained.

Without the prior written approval of the Requisite Holders, no Stockholder shall, nor shall they permit their direct and indirect equity holders to, Transfer all or any portion of their Shares or Interests or Indirect Interests to any Person (or an Affiliate thereof) that engages in the business of providing online and mobile food ordering services.

(b) Except as otherwise provided in Section 4.4, the Stockholders effecting any Transfer permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer.

(c) No Transfer may be made or recorded in the books and records of the Company unless the transferee shall deliver to the Company notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Section 4.5, including the written agreement (as required pursuant to Section 4.6) of the transferee to be bound by the terms of this Agreement and to assume all obligations of the Transferring Stockholder under this Agreement in respect of the Shares that are the subject of the Transfer.

(d) Any purported Transfer in violation of this Agreement shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer. In the event any direct or indirect owner of any Stockholder makes a Transfer of Indirect Interests in violation of this Agreement, the corresponding Stockholder will be in material breach of this Agreement. The Stockholders acknowledge and agree that the Transfer restrictions set forth in this Agreement are intended to apply to any Transfers of Interests whether such Transfers are effected directly by any such Stockholder or through the Transfer of interests in any entity directly or indirectly holding such Shares. Each Stockholder agrees to be bound by the spirit of these provisions, and to cause its direct or indirect owners to be bound by the spirit of these provisions, and no Stockholder shall take any action to subvert the intent of these provisions.

SECTION 4.6. Transfer Conditions.

(a) Notwithstanding compliance with the other provisions of this Agreement, no Transfer of Shares (other than pursuant to Section 4.4) shall be effective (nor shall it be recognized by the Company) unless (i) the transferee executes a joinder substantially in the form attached hereto as Exhibit A agreeing to be bound by the terms and provisions of this Agreement and assuming all of the transferor’s then existing and future liabilities and obligations arising under or relating to this Agreement in respect of the Shares transferred, and (ii) such transferee or such transferor shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Stockholder’s Shares (excluding, for the avoidance of doubt, Transfers contemplated by Section 4.4), whether or not consummated. Upon the satisfaction of each of the foregoing conditions, such applicable transferee shall become the registered owner of the transferred Shares, and the Board and the officers of the Company shall undertake all reasonably necessary actions to give effect to the foregoing.

(b) A Transfer of Shares shall become effective on the date such Transfer is recorded in the stock register of the Company. Upon the consummation of such Transfer in accordance with the terms hereof, the Company shall amend the stock register to reflect the name and address of, and number and class of Shares held by, such transferee Stockholder and to eliminate or adjust, if necessary, the name, address and interest of the transferor Stockholder. Thereafter, such transferee Stockholder shall be deemed to be a Stockholder for all purposes herein.

SECTION 4.7. Preemptive Rights.

(a) If the Company or any of its Subsidiaries proposes to issue additional Shares, Options or other Securities that are exchangeable or exercisable for or convertible into Shares or other Securities, the Company shall deliver to each Stockholder having an Ownership Interest of at least 1% (excluding any Employee Stockholders and Other Stockholders, each a “Participating Stockholder,” or, collectively, the “Participating Stockholders”) a written notice of such proposed issuance at least forty (40) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 7.1(b) of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include (i) the amount, kind and terms of the Securities to be included in the issuance, (ii) the maximum and minimum price per share of the Securities to be included in the issuance, (iii) the name of the proposed purchaser and (iv) the proposed issuance date, if known. Each Participating Stockholder may assign all or any portion of its right to acquire Shares, Options or other Securities offered hereunder to its Permitted Transferees (each, a “PR Assignee”); provided that all decisions and notices pursuant to this Section 4.7 shall be made by, and given to and by, the Stockholder.

(b) Each Participating Stockholder, or PR Assignee of such Participating Stockholder (in lieu of such Participating Stockholder), shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by written notice delivered to the Company by the applicable Participating Stockholder (on behalf of itself or its applicable PR Assignee) and on the same terms as those of the proposed issuance of such additional Securities (including Options), to irrevocably subscribe for not more than such Participating Stockholder’s Adjusted Ownership Percentage of any such additional Securities on the same terms and conditions as are to be issued to the proposed purchaser in the issuance in question. Each Participating Stockholder who does not (for itself or its PR Assignees) exercise such option in accordance with the above requirements shall be deemed to have waived all of such Participating Stockholder’s rights with respect to such issuance (and only such issuance). In the event that any Participating Stockholder (for itself or its PR Assignees) does not elect to exercise its rights to its Adjusted Ownership Percentage of the additional Securities or elects to exercise such rights with respect to less than all of such Participating Stockholder’s Adjusted Ownership Percentage of the additional Securities (in each case, the additional Securities which each Participating Stockholder (for itself or its PR Assignees) did not elect to subscribe for, the “Excess Securities”), the Company shall deliver to each Participating Stockholder (other than the declining Participating Stockholders) a written notice thereof not later than the twenty-fifth (25th) day of the Subscription Period, including the number of Excess Securities, and each other Participating Stockholder (for itself or its Stockholders or Permitted Transferees) may irrevocably subscribe for not more than such Participating Stockholder’s Adjusted Ownership Percentage (calculated using a denominator equal to the number of Shares owned by the non-declining Participating Stockholders and adjusted for other equity holders with similar pre-emptive rights) of such Excess Securities (or, in the event less than all of the Excess Securities would otherwise be subscribed, such greater percentage as such Participating Stockholder shall indicate in its subscription notice, but if the available Excess Securities would otherwise be oversubscribed, each Participating Stockholder desiring an excess allocation shall be permitted no more than its pro rata share based on their relative Adjusted Ownership Percentages) before the expiration of the Subscription Period by delivering written notice to the Company.

(c) If, prior to consummation of the issuance of the Securities to the Participating Stockholders (or their PR Assignees) that were subject to the notice contemplated by Section 4.7(a), the terms of the proposed issuance shall have changed such that the price per share of the Securities shall be less than the minimum price set forth in the notice described in Section 4.7(a) or the other principal terms of such Securities shall be materially more favorable to the prospective purchaser than the terms set forth in the notice described in Section 4.7(a), the Company shall be required to furnish a separate notice in accordance with Section 4.7(a) and otherwise comply with the terms and provisions of this Section 4.7 with respect to such Securities prior to the consummation of the issuance to any prospective purchaser.

(d) If at the end of the 90th day after the date of the Subscription Period (provided, that if the issuance of the Securities is subject to any required regulatory approvals, such 90-day period shall be extended until the expiration of five (5) Business Days after such approvals have been received or obtained, but in no event shall such period be extended for more than 90 additional days), the Company or its Subsidiary, as applicable, has not completed the issuance of the Securities, each Participating Stockholder (or its PR Assignees) that timely subscribed for Securities pursuant to Section 4.7(b) shall be released from its obligation to purchase the Securities such Participating Stockholder (or its PR Assignees) subscribed for, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 4.7 separately complied with, in order to consummate such issuance.

(e) Each Participating Stockholder shall (and, as applicable, shall cause its applicable PR Assignees to) take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 4.7. Any PR Assignee acquiring Securities hereunder shall execute a joinder to this Agreement upon the issuance of its Securities pursuant to this Section 4.7, and the Participating Stockholder’s assignment of such right to such PR Assignee must otherwise satisfy the provisions of Sections 4.5 and 4.6 applicable to Transfers of Interests.

(f) Notwithstanding the requirements of this Section 4.7, the provisions of this Section 4.7 shall not apply to the following issuances of Securities by the Company:

(i) any issuance of Securities to directors, officers, employees, consultants and/or service providers of the Company or any of its Subsidiaries in connection with such Person’s employment or consulting or service arrangements with the Company or its Subsidiaries, in each case (A) pursuant to the Initial Stock Option Plan or a Stock Option Plan approved by the Board, and, to the extent required, the approvals pursuant to Section 2.4(a) or (B) pursuant to any obligation of the Company existing on the Closing Date;

(ii) any issuance of Securities, upon the exchange or exercise for or conversion into any Securities (including Options) that are exchangeable or exercisable for or convertible into Shares or other equity securities of the Company or its Subsidiaries, (x) outstanding on the Closing Date or (y) issued after the Closing Date in compliance with this Section 4.7 (or otherwise excluded by this Section 4.7(f));

(iii) any issuance of Securities to the extent approved by the Board and, to the extent required, the approvals pursuant to Section 2.4(a), (A) issued as consideration in any business combination or acquisition transaction involving the Company or any of its Subsidiaries, including a Change of Control, (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;

(iv) any issuance of Securities pursuant to an IPO;

(v) any issuance of Securities in connection with any subdivision of Shares, any combination of Shares (including any reverse Share split), stock split, dividend or distribution paid on a proportionate basis to all holders of the affected class of equity interest or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries approved by the Board and, to the extent required, the approvals pursuant to Section 2.4(a); or

(vi) any issuance of Securities in connection with an Indemnity Adjustment.

(g) Notwithstanding the notice requirements of Section 4.7(a), the Company or any of its Subsidiaries may proceed with an issuance of Securities prior to having complied with the provisions of this Section 4.7 if the Board has determined in good faith that the delay caused by compliance with the provisions of Section 4.7(a) through Section 4.7(f) would be reasonably likely to cause harm to, or are not in the best interests of, the Company; provided that the Company shall (i) within sixty (60) days after the consummation of such issuance provide each Participating Stockholder with notice of such issuance, including (A) the amount, kind and terms of the Securities issued, (B) the actual price of the Securities issued, (C) the identity of the purchaser(s) and (D) the issuance date, and permit each Participating Stockholder and its PR Assignees to exercise such Stockholder’s preemptive rights, as set forth in this Section 4.7, with respect thereto and (ii) include in the contribution, purchase or similar agreement with any purchaser of the issued Securities a provision permitting the Company to repurchase, at the actual price per share paid by such purchaser, Securities in an amount necessary to satisfy the purchase election made by any Participating Stockholder or PR Assignee in accordance with the provisions of this Section 4.7.

(h) The provisions of this Section 4.7 shall not be applicable with respect to the issuance of Securities in connection with an IPO.

SECTION 4.8. Unrestricted Transfers. Notwithstanding anything to the contrary in this Agreement (including any provision of this Article IV or the definition of “Transfer” herein), the Stockholders acknowledge and agree that certain of the Stockholders or their direct or indirect owners are private investment funds and that nothing in this Agreement is intended to restrict or impose any obligations in connection with (i) Transfers or issuances of interests in any private investment fund among or to current or new investors therein, or (ii) ownership changes of any private investment fund’s sponsor firm, all of which shall be unrestricted and none of which shall require any compliance with any provision of Article IV. Further to the foregoing, for all purposes of this Agreement the term “Indirect Interest” and references to a Stockholder’s direct and indirect owners will be construed consistent with such intent. The Stockholders further acknowledge and agree that Transfers among a sponsor firm’s private investment funds or other similar vehicles shall be permitted subject only, in the case of direct Transfers of Shares, to Section 4.5 and Section 4.6.

SECTION 4.9. Indirect Transfer Violations. In the event any Indirect Interest is Transferred in violation of the restrictions or requirements of this Article IV, then: (a) the Stockholder whose Indirect Interests have been so Transferred shall be deemed to be in material breach of this Agreement (and the Company and each of the other Stockholders will have all remedies available at law or in equity in connection therewith); (b) at the option of a Majority in Interest of the other Stockholders, such Stockholder shall either cause such Transfer to be rescinded or cause its applicable Indirect Interest holder(s), within sixty (60) days after the consummation of the Transfer, to provide each Stockholder with the rights to which it is entitled pursuant to Sections 4.2 and 4.3 in accordance with the provisions of such sections; (c) the provisions of Sections 4.5 and 4.6 will nevertheless apply; and (d) the Stockholder whose Indirect Interests have been so Transferred shall ensure compliance with all of the foregoing.

ARTICLE V

RECORDS AND REPORTS; FISCAL AFFAIRS;

INFORMATION RIGHTS; CERTAIN COVENANTS

SECTION 5.1. Records and Accounting.

(a) Appropriate records and books of account of the business of the Company, including a list of the names, addresses and Shares of all Stockholders, shall be maintained at the Company’s principal place of business.

(b) The Company shall, and shall cause each of its Subsidiaries to, maintain and have correct books and records in accordance with GAAP. The accrual basis of accounting shall be followed by the Company for federal income tax purposes.

(c) Upon request by any member of the Seamless Holdings Group, SLW Group or GrubHub Group (but not upon the request of any Employee Stockholder or Other Stockholder), the Company shall, and shall cause each of its Subsidiaries to, promptly deliver to such Stockholder any financial statements, records, books or any other financial, tax and/or operational information regarding the Company or any of its Subsidiaries that such Stockholder or any of its Affiliates may require in connection with the preparation of the financial statements or reports, tax returns, or any governmental or regulatory filings (including filings with the SEC or the Department of Treasury) of any of the Stockholders and/or their Subsidiaries or Affiliates.

SECTION 5.2. Information Rights; Visitation Rights.

(a) Reports. The Company shall make available upon request to each Stockholder (other than an Employee Stockholder or Other Stockholder) that alone or together with its Affiliates owns at least 3% of the outstanding Shares (on an As Converted basis):

(i) within 30 days after the end of each month, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such month and the related consolidated statements of income, cash flows and changes in stockholders’ equity for such month and the portion of the Fiscal Year then ended of the Company and its consolidated Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year, or, in the case of such balance sheet, for the last day of such month, in comparative form, all in reasonable detail;

(ii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company for the first three fiscal quarters of a Fiscal Year, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal quarter and the portion of the Fiscal Year then ended of the Company and its consolidated Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year, or, in the case of such balance sheet, for the last day of such fiscal quarter, in comparative form, all in reasonable detail;

(iii) as soon as available, but in any event no later than 90 days after the end of each Fiscal Year of the Company, (A) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of each such Fiscal Year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its consolidated Subsidiaries, setting forth in each case in comparative form the figures for the next preceding Fiscal Year, all in reasonable detail, and (B) a copy of the report, opinion or certification of the Company’s independent accountant with respect to the Company’s financial statements for such Fiscal Year;

(b) Certain Event Reporting. The Company shall deliver to each Stockholder (other than an Employee Stockholder or Other Stockholder) that alone or together with its Affiliates owns at least 3% of the outstanding Shares (on an As Converted basis) as soon as reasonably practicable after the discovery by any Senior Officer of any material adverse event or material litigation then existing, a written statement summarizing such event or litigation in reasonable detail.

(c) Additional Information Rights. The Company shall make available to each Stockholder (other than an Employee Stockholder) that alone or together with its Affiliates owns at least 3% of the outstanding Shares (on an As Converted basis), upon request by such Stockholder, with reasonable promptness, such other information and data with respect to the Company or any of its consolidated Subsidiaries as from time to time may be reasonably requested by such Stockholder.

(d) SEC Filings. At any time during which the Company is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to Section 5.2(a)(ii) and (iii) by filing with the SEC (via the EDGAR system) on a timely basis annual and quarterly reports satisfying the requirements of the Exchange Act.

(e) Visitation Rights.

(i) The Company shall (and shall cause its Subsidiaries to) permit any Stockholder (or any agent or representative of such Stockholder) (other than an Employee Stockholder or Other Stockholder) that alone or together with its Affiliates owns at least 3% of the outstanding Shares (on an As Converted basis), at any time and from time to time during normal business hours and with reasonable prior notice, to (A) examine and make copies of and abstracts from the records, books of account and material contracts of the Company and its Subsidiaries, (B) visit the properties of the Company and its Subsidiaries and (C) discuss the affairs, finances and accounts of the Company and its Subsidiaries with any of the Directors and officers of the Company and the independent accountants of the Company.

(ii) Notwithstanding anything else to the contrary contained in this Agreement or under applicable law, no Stockholder shall pursuant to Section 5.2(d)(i) have the right to review, inspect, copy or otherwise have access to any underlying business data concerning any customer, client or supplier of the Company or any similar information regarding such customer, client or supplier if such customer, client or supplier, as applicable, requires the Company or its Subsidiaries to hold confidentially such information; provided, however, that any Director nominated by such Stockholder at meetings of the Board shall have the right to review, inspect, copy or otherwise have access to any such contract, or any information regarding the business terms of any such contract so long as such Director agrees to be bound by the same confidentiality provisions that apply to the Company and its Subsidiaries with respect to such customer, client or supplier, as the case may be.

SECTION 5.3. Certain Covenants.

(a) For so long as any shares of Common Stock or Preferred Stock remain outstanding, unless the Company’s compliance with the provisions of this Section 5.3 is waived in writing by the Requisite Holders, the Company shall, and shall cause each of its Subsidiaries to:

(i) use its reasonable best efforts to comply in all material respects with applicable laws;

(ii) promptly pay all taxes when due and payable (provided, that such payment and discharge shall not be required with respect to any such tax so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and (y) the failure to pay would not reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries, taken as a whole);

(iii) use its reasonable best efforts to preserve, renew and keep in full force and effect its (A) corporate (or other equivalent organizational) existence and (B) all material licenses, authorizations and permits of any applicable governmental authority necessary to conduct its business including any necessary qualification or licensing in any foreign jurisdiction, except, in the case of this clause (B), as would not reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(iv) enter into and maintain customary non-disclosure, non-solicitation and non-compete agreements with the Senior Officers who are hired by the Company after the Closing Date; and

(v) maintain proper books of record and accounts which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

SECTION 5.4. Tax Matters.

(a) The Stockholders shall treat (i) the Deep Dish Recapitalization, as defined in the Reorganization Agreement, as a “reorganization” pursuant to section 368(a)(1)(E) of the Code, (ii) the Organization Transactions, as defined in the Reorganization Agreement, as an integrated transaction qualifying under section 351 of the Code, and (iii) the Deep Dish Merger and Thin Crust Merger, each as defined in the Reorganization Agreement, as “reorganizations” within the meaning of section 368(a) of the Code. The Stockholders shall file their tax returns in a manner consistent with the foregoing and shall take no action inconsistent with the foregoing, unless otherwise required by applicable law.

(b) The Stockholders have no plan or intent to cause the Company to become an “investment company” within the meaning of Section 351 of the Code.

(c) Other than with respect to the GrubHub Repurchase, (i) the Stockholders have no plan or intent to transfer any Shares in connection with the transactions described in the Reorganization Agreement and (ii) none of the Stockholders has agreed to transfer any Shares in connection with or following the closing of the transactions described in the Reorganization Agreement.

(d) The Stockholders have no plan or intent to cause the dissolution of GrubHub, Inc., a Delaware corporation, or Seamless Holdings Corporation, a Delaware corporation, following the Closing, and the Stockholders shall not voluntarily cause the dissolution of GrubHub, Inc. or Seamless Holdings Corporation within a period of twelve months following the Closing Date.

SECTION 5.5. Seamless Holdings Repurchase.

(a) Within the period commencing on the nine-month anniversary of receipt of any Seamless Holdings Termination Notice (as defined below) and ending on the 12-month anniversary (the “Offer Period”), the Company shall make an irrevocable and unconditional written offer to purchase for cash all Shares held by the Seamless Holdings Management Stockholder (as defined below) identified in such Seamless Holdings Termination Notice (and for the avoidance of doubt, all Shares held by such Seamless Holdings Management Stockholder’s Permitted Transferees) (the “Seamless Holdings Repurchase Offer”), which offer shall remain open for at least thirty (30) calendar days; provided, that the Company shall not be required to make any such offer if the aggregate offer price for purchases of Shares from Seamless Holding Management Stockholders pursuant to this Section 5.5 during any 12-month period would exceed $4 million in the aggregate (it being understood that if an offer has not been made as a result of the foregoing proviso, the Offer Period shall be automatically extended to permit the Company to make such offer at such time that the aggregate offer price for purchases of Shares from Seamless Holding Management Stockholders pursuant to this Section 5.5 during a 12-month period would not exceed $4 million in the aggregate). Seamless Holdings Termination Notices will be ranked in order of date and time received by the Company to determine priority for the Company to make Seamless Holdings Repurchase Offers within any such 12-month period.

(b) Notwithstanding the foregoing, the Board may defer making a Seamless Holdings Repurchase Offer beyond the Offer Period if (1) the Board reasonably determines in good faith that purchasing the Shares that would otherwise be subject to the Seamless Holdings Repurchase Offer (i) would be materially harmful to the Company and its stockholders or (ii) would result in a material negative impact on the Company’s near-term liquidity needs, or (2) the

Company’s near-term liquidity needs make it advisable for the Board in its fiduciary duty to defer making such offer; provided, that the Board shall promptly make the Seamless Holdings Repurchase Offer at such time as it is has reasonably determined in good faith that such adverse condition no longer exists.

(c) In the event that a Seamless Holdings Management Stockholder makes an inquiry to the Company or its Subsidiaries as to the status of such person’s right to receive a Seamless Holdings Repurchase Offer and/or the status thereof, the Company shall respond to such inquiry promptly and in good faith.

(d) The price per Share set forth in the Seamless Holdings Repurchase Offer shall be equal to the Fair Market Value (as defined below) of each such Share to be repurchased. The written Seamless Holdings Repurchase Offer shall be sent to the address of the Seamless Holdings Management Stockholder set forth in the applicable Seamless Holdings Repurchase Notice and shall be delivered by a nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid. Within 30 days after receipt of the Seamless Holdings Repurchase Offer, the applicable Seamless Holdings Management Stockholder may accept such offer to purchase any or all such Shares at the cash price set forth in the Seamless Holdings Repurchase Offer by furnishing written notice to the Company. If any Seamless Holdings Management Stockholder accepts a Seamless Holdings Repurchase Offer, the Company shall consummate such repurchase (each, a “Seamless Holdings Repurchase”) on, and shall make any payment required by this Section 5.5, within ten (10) Business Days following receipt by the Company of payment instructions and, if such shares are certificated, stock certificates (or affidavits and other evidence reasonably requested by the Board with respect to lost, damaged or destroyed certificates) from the Seamless Holdings Management Stockholder. Shares of Common Stock to be purchased pursuant to this Section 5.5 shall cease to be outstanding as of the date of delivery of the acceptance of the Seamless Holdings Repurchase Offer, and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares of Common Stock, except the right to payment by the Company of the purchase price determined and payable as set forth in the immediately preceding sentence. The Company shall take all actions necessary or appropriate to consummate the repurchase of Shares in accordance with, and subject to the limitations set forth in, this Section 5.5. For the avoidance of doubt, the Company may receive one or more Seamless Holdings Termination Notices, and the Company shall be obligated to comply with this Section 5.5 in respect of each such Seamless Holdings Termination Notice.

(e) Certain Definitions.

(i) “Fair Market Value” means with respect to a Share, the fair market value of such Share as determined from time to time (but no less frequently than any time that the equity interests of the Company, GrubHub, Inc. and/or Seamless North America, LLC, are appraised) by an independent appraisal conducted under review of the Board; provided, that if, at the time of any such valuation, the equity securities of the Company or of any subsidiary of the Company that holds solely all or substantially all of the assets or equity of the Company shall be publicly traded, Fair Market Value shall be determined based on the average closing market price of such securities for the five trading days preceding the date of such valuation. In determining Fair Market Value, the appraisal shall not include any private company, liquidity or minority discounts or discounts in respect of transfer restrictions.

(ii) “Seamless Holdings Termination Notice” means a written notice from ARAMARK Holdings Corporation or one of its Affiliates notifying the Company that the employment of a Seamless Holdings Management Stockholder with ARAMARK Holdings Corporation or one of its Affiliates has been terminated.

(iii) “Seamless Holdings Management Stockholder” means any stockholder of the Company who is a natural person who is a current or former employee of ARAMARK Holdings Corporation or one of its Affiliates and who previously held shares of stock of Seamless Holdings Corporation on October 29, 2012 or such person’s Permitted Transferee(s), other than Joseph Neubauer, L. Frederick Sutherland and their respective Permitted Transferees.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.1. Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to, and agrees with, the Company and the other Stockholders that the following statements are true:

(a) Such Stockholder is fully aware that the offering and sale of Shares in the Company have not been and will not be registered under the Securities Act and are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, such Stockholder represents and warrants that it is either (i) an “accredited investor” (as defined in Regulation D under the Securities Act), and if such Stockholder is subject to any look-through rules pursuant to the Securities Act, such Stockholder represents that each beneficial owner of such Stockholder within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) is an “accredited investor” (as defined in Regulation D under the Securities Act), or (ii) an Employee Stockholder.

(b) Such Stockholder’s Shares in the Company are being acquired for its own account solely for investment and not with a view to resale or distribution thereof.

(c) (i) Such Stockholder’s financial condition is such that such Stockholder can afford to bear the economic risk of holding its Shares for an indefinite period of time, (ii) such Stockholder can afford to suffer a complete loss of such Stockholder’s investment in its Shares, (iii) such Stockholder understands and has taken cognizance of all risk factors related to the purchase of its Shares and (iv) such Stockholder’s knowledge and experience in financial and business matters are such that such Stockholder is capable of evaluating the merits and risks of purchasing its Shares.

(d) Such Stockholder has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of Shares and other matters pertaining to an investment in the Company and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company. In considering its investment in the Company, such Stockholder has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or any Director, officer, employee, agent or Affiliate of such Persons, other than as expressly set forth in this Agreement. Such Stockholder has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that an investment in the Company is a suitable investment for it.

(e) Such Stockholder is not an ERISA Stockholder or, if it has disclosed to the Company in writing that it is an ERISA Stockholder, then (i) it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, the Company; (ii) it is aware of and not in violation of the provisions of Section 404 of ERISA relating to fiduciary duties, including the requirement for diversifying the investments of an employee benefit plan subject to ERISA; (iii) it has given appropriate consideration to the facts and circumstances relevant to its investment in the Company and its acquisition and holding of its Shares and has determined that such investment, acquisition and holding is reasonably designed, as part of such ERISA Stockholder’s portfolio of investments, to further the purposes of the relevant plan(s); (iv) its investment in the Company and its acquisition and holding of its Shares is consistent with the requirements of Section 404 of ERISA; (v) it understands that current income will not be a primary objective of the Company; (vi) no portion of the assets used by it to invest in the Company or acquire and hold its Shares constitutes assets of any employee benefit plan; (vii) its investment in the Company and acquisition and holding of its Shares is not and will not constitute a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (viii) its investment in the Company and acquisition and holding of its Shares is permissible under the documents governing the investment of its plan assets and under ERISA and Section 4975 of the Code; and (ix) it is not relying and has not relied on the Company, any Director, any Stockholder or any of their respective Affiliates for any evaluation or other investment advice in respect of the advisability of an investment in the Company or the acquisition and holding of its Shares.

(f) Such Stockholder, if it is not an individual, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and the execution, delivery and performance by it of this Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental body, agency or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which such Stockholder is a party or by which such Stockholder or any of its properties is bound. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(g) If such Stockholder is an individual, the execution, delivery and performance by such Stockholder of this Agreement is within such Stockholder’s legal right, power and capacity, requires no action by or in respect of, or filing with, any governmental body, agency, or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which such Stockholder is a party or by which such Stockholder or any of his or her properties is bound. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 6.2. Survival. The foregoing representations, warranties, covenants and agreements set forth in this Article VI shall survive the date of the Stockholder’s admission to the Company.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.1. Notices.

(a) Except as specifically provided elsewhere in this Agreement, all notices, requests, consents or other communications to the Company or to any Stockholder hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, or sent by facsimile, electronic mail or overnight courier:

(i) if to the Company, to:

Seamless GrubHub Holdings Inc.

111 W. Washington St., #2100

Chicago, IL 60602

Attn: Matt Maloney

Facsimile: 312-252-1830

With a copy to:

Seamless GrubHub Holdings Inc.

1065 Avenue of the Americas, Floor 15

New York, NY 10018

Attn: Maggie Drucker

Facsimile: 646-417-6850

or to such other address, facsimile number or electronic mail address as the Company may hereafter specify by written notice to the Stockholders; or

(ii) if to a Stockholder, at such Stockholder’s address, facsimile number or electronic mail address set forth in the books and records of the Company, or to such other address, facsimile number or electronic mail address as such Stockholder may hereafter specify by written notice to the Company.

(b) Each such notice, request, consent or other communication shall be deemed given to the receiving party (i) upon actual receipt, if by hand delivery, (ii) on the next

Business Day after deposit with an overnight courier, if by nationally recognized overnight courier service, (iii) upon electronic, written or oral confirmation of receipt, if by facsimile or electronic mail, or (iv) three Business Days after deposit in the mail, if by registered or certified mail.

SECTION 7.2. Amendments. Amendments to the Certificate of Incorporation, by-laws of the Company or this Agreement may be made only by a written instrument upon the consent of the Requisite Holders; provided, that (a) any such amendment that would subject any Stockholder holding Common Stock to materially adverse differential treatment relative to the other Stockholders holding Common Stock shall require the consent of the differentially treated Stockholder, (b) no such amendment shall be valid that modifies or terminates the rights and obligations of the Stockholders owning Preferred Shares, without the consent of the SLW Group (for so long as the SLW Group holds any Preferred Stock) and the GrubHub Group (for so long as the GrubHub Group holds any Preferred Stock), and (c) no such amendment shall be valid that modifies or terminates the rights and obligations of the Stockholders owning Common Stock, without the consent of the Seamless Holdings Group (for so long as the Seamless Holdings Group holds any Common Stock or any Shares convertible into Common Stock), the GrubHub Group (for so long as the GrubHub Group holds any Common Stock or any Shares convertible into Common Stock) and the SLW Group (for so long as the SLW Group holds any Common Stock or any Shares convertible into Common Stock); provided, further, that to the extent that any provision of this Agreement expressly requires a higher standard of approval, then such standard shall apply with respect to the amendment of such provision. The Company shall send to each Stockholder a copy of any amendment to this Agreement. Notwithstanding the foregoing, the Company may amend Schedules I through V from time to time to reflect any Transfers, redemptions, issuances of Shares or other changes in Stockholders, in each case effected in accordance with the terms of this Agreement, the Certificate of Incorporation and the by-laws of the Company.

SECTION 7.3. Confidentiality. Each Stockholder agrees that such Stockholder shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without the consent of the Company, any non-public information with respect to the Company (including any Person in which the Company holds, or contemplates acquiring, an investment) that is in such Stockholder’s possession on the Closing Date or disclosed to such Stockholder by or on behalf of the Company, provided, that a Stockholder may (subject to any other confidentiality agreements or arrangements agreed to by such Stockholder with the Company or any of its Subsidiaries or Affiliates) disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this provision by such Stockholder or its Affiliates, (ii) to its owners, employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its investors who have agreed to keep such information confidential, (iv) to the extent necessary in order to comply with any law, rules, order, regulation, stock exchange rules or ruling applicable to such Stockholder, (v) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has become generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation and (vi) to a prospective acquirer in a Transfer of Shares made in accordance with this Agreement; provided, that such prospective acquirer has agreed in writing to be bound by the terms of this Section 7.3 to the same extent as if it were a party hereto, (x) the Stockholder shall, to the extent legally permitted, give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion and at its cost and expense, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Stockholder (A) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (B) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Nothing in this Agreement shall be construed to give any Employee Stockholder any right to receive confidential information or financial information regarding the Company.

SECTION 7.4. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), together with the Reorganization Agreement, the Stock Option Plan, any subsequent Stock Option Plan and the Registration Rights Agreement, shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall supersede any prior understanding or agreement, oral or written with respect thereto. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Stockholders relating only to the subject matter of this Agreement that are not fully expressed herein or therein.

SECTION 7.5. Successors and Assigns; Binding Effect. No Stockholder shall assign all or any part of its rights or obligations under this Agreement to any Person, except as expressly provided herein. Any purported assignment in violation of this Section 7.5 shall be null and void. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. Except as expressly provided in this Agreement, nothing contained herein, is intended to confer upon any party, other than the parties hereto and their respective heirs, successors and permitted assigns, any rights under this Agreement.

SECTION 7.6. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Any default hereunder by a Stockholder shall not excuse a default by any other Stockholder.

SECTION 7.7. No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 7.8. Governing Law. This Agreement, the legal relations between the parties and any dispute, controversy, claim, suit or action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflict of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.

SECTION 7.9. Judicial Proceedings. In any judicial proceeding involving any dispute, controversy, claim, suit or action arising out of or relating to this Agreement or the Company or its operations, each of the Stockholders and the Company unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Stockholders agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 7.1. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY, CLAIM, SUIT OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

SECTION 7.10. Aggregation of Shares. All Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Stockholder, or application of any restrictions to a Stockholder, under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. The SLW Group, the Seamless Holdings Group and the GrubHub Group, respectively, may allocate their ability to exercise any of their rights under this Agreement in any manner that they see fit. The Seamless Holdings Group has initially determined that its rights will be exercised at the direction of a Majority in Interest of the Seamless Holdings Group. Any change to the foregoing may be made with the approval of a Majority in Interest of the Seamless Holdings Group or with such other level of consent as a Majority in Interest of the Seamless Holdings Group shall approve. The SLW Group has initially determined that its rights will be exercised at the direction of SLW Stockholder. Any change to the foregoing may be made with the approval of SLW Stockholder or with such other level of consent as SLW Stockholder shall approve. The GrubHub Group has initially determined that its rights will be exercised at the direction of a Majority in Interest of the GrubHub Group, except as set forth in Schedule III. Any change to the foregoing may be made with the approval of a Majority in Interest of the GrubHub Group or with such other level of consent as a Majority in Interest of the GrubHub Group shall approve. A group may provide for the exercise of its rights (or those of any Stockholder included in such group) by grant of a power of attorney or proxy, and in such event a copy of any such power of attorney or proxy shall be delivered to the Company.

SECTION 7.11. Equitable Relief. The Stockholders hereby confirm that damages at law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Stockholder aggrieved as against another Stockholder for a breach or threatened breach of any provision hereof, it being the intention by this Section 7.11 to make clear the agreement of the Stockholders that the respective rights and obligations of the Stockholders hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Stockholder from any other remedy it or he might have, either in law or in equity.

SECTION 7.12. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 7.13. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

SECTION 7.14. Termination. This Agreement shall be terminated immediately upon, and shall have no force or effect following (i) the termination of the Reorganization Agreement prior to the Closing (as such term is defined in the Reorganization Agreement) for any reason, or (ii) following the closing of the transactions contemplated by the Reorganization Agreement, upon the consummation of (A) a Qualified IPO or (B) a Change of Control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date,

GRUBHUB HOLDINGS INC.

By:	/s/ Matt Maloney
Name:	Matt Maloney
Title:	President

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

/s/ Joseph Neubauer
Joseph Neubauer

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

/s/ L. Frederick Sutherland
L. Frederick Sutherland

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

J.P. MORGAN PARTNERS (BHCA), L.P.			J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.

By:	CCMP Capital Advisors, LLC		By:	CCMP Capital Advisors, LLC
	As Attorney in Fact			As Attorney in Fact

By:	/s/ Ryan Anderson		By:	/s/ Ryan Anderson
	Name:	Ryan Anderson		Name:	Ryan Anderson
	Title:	Managing Director		Title:	Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.			J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN) II, L.P.

By:	CCMP Capital Advisors, LLC		By:	CCMP Capital Advisors, LLC
	As Attorney in Fact			As Attorney in Fact

By:	/s/ Ryan Anderson		By:	/s/ Ryan Anderson
	Name:	Ryan Anderson		Name:	Ryan Anderson
	Title:	Managing Director		Title:	Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS A, L.P.			CCMP CAPITAL INVESTORS II, L.P.

By:	CCMP Capital Advisors, LLC As Attorney in Fact		By:	CCMP Capital Associates, L.P., its General Partner
			By:	CCMP Capital Associates GP, LLC, its general partner

By:	/s/ Ryan Anderson		By:	/s/ Ryan Anderson
	Name:	Ryan Anderson		Name:	Ryan Anderson
	Title:	Managing Director		Title:	Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.			CCMP CAPITAL INVESTORS (CAYMAN) II, L.P.

By:	CCMP Capital Advisors, LLC As Attorney in Fact		By:	CCMP Capital Associates, L.P., its General Partner

			By:	CCMP Capital Associates GP, LLC, its general partner

By:	/s/ Ryan Anderson		By:	/s/ Ryan Anderson
	Name:	Ryan Anderson		Name:	Ryan Anderson
	Title:	Managing Director		Title:	Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.

By:	CCMP Capital Advisors, LLC
As Attorney in Fact

By:	/s/ Ryan Anderson
	Name:	Ryan Anderson
	Title:	Managing Director

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

GS CAPITAL PARTNERS V FUND, L.P.

By:	GSCP V Advisors, L.L.C., its General Partner

By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

By:	GSCP V Offshore Advisors, L.L.C., its General Partner

By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

GS CAPITAL PARTNERS V GMBH & CO. KG

By:	GS Advisors V, L.L.C., its Managing Limited Partner

By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

By:	GS Advisors V L.L.C., its General Partner

By:	/s/ Laurie E. Schmidt
Name: Laurie E. Schmidt
Title: Vice President

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

THOMAS H. LEE EQUITY FUND VI, L.P.		THL COINVESTMENT PARTNERS, L.P.

By:	THL Equity Advisors VI, LLC, its general partner	By:	Thomas H. Lee Partners, L.P., its general partner

By:	Thomas H. Lee Partners, L.P., its sole member	By:	Thomas H. Lee Advisors, LLC, its general partner

By:	Thomas H. Lee Advisors, LLC, its general partner	By:	THL Holdco, LLC, its managing member

By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name:		Name:
	Title:		Title:

THOMAS H. LEE PARALLEL FUND VI, L.P.		THL EQUITY FUND VI INVESTORS (ARAMARK) LLC

By:	THL Equity Advisors VI, LLC, its general partner	By:	THL Equity Advisors VI, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member	By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner	By:	Thomas H. Lee Advisors, LLC, its general partner

By:	THL Holdco, LLC, its managing member	By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name:		Name:
	Title:		Title:

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.		PUTNAM INVESTMENTS HOLDINGS, LLC

By:	THL Equity Advisors VI, LLC, its general partner	By:	Putnam Investments LLC, its Managing Member

By:	Thomas H. Lee Partners, L.P., its sole member	By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	Thomas H. Lee Advisors, LLC, its general partner	By:	THL Holdco, LLC, its managing member

By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name:		Name:
	Title:		Title:

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC

		By:	Putnam Investments Holdings LLC, its Managing Member

		By:	Putnam Investments LLC, its Managing Member

		By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

		By:	THL Holdco, LLC, its managing member

		By:	/s/ Charles P. Holden
Name:
Title:

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Pars, LLC, its Sole Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Justin Sadrian
Name: Justin Sadrian
Title: Managing Director

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

SLW INVESTOR, LLC

By:	/s/ Benjamin C. Spero
Name: Benjamin C. Spero
Title: President

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

BENCHMARK CAPITAL PARTNERS VI, L.P.

as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. and related individuals

By:	Benchmark Capital Management Co. VI, L.L.C., general partner

By:	/s/ Steven M. Spurlock
Name:	Steven M. Spurlock
Title:	Managing Member

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

ORIGIN VENTURES II, L.P.

By:	/s/ Bruce Barron
Name:	Bruce Barron
Title:	Manager of ITS General Partner

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

LEO CAPITAL HOLDINGS, LLC

By:	/s/ Randy O. Rissman
Name:	Randy O. Rissman
Title:	Manager

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

DAG VENTURES IV-QP, L.P.

By: DAG Ventures Management IV, LLC, its General Partner

By:	/s/ John Caddedu
Name:	John Caddedu
Title:	Managing Director

DAG VENTURES IV, L.P.

By: DAG Ventures Management IV, LLC, its General Partner

By:	/s/ John Caddedu
Name:	John Caddedu
Title:	Managing Director

DAG VENTURES IV, LLC

By:	/s/ John Caddedu
Name:	John Caddedu
Title:	Managing Director

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

AMICUS CAPITAL, L.P.

By:	Amicus Capital Management LLC
Its:	General Partner

By:	/s/ Robert Zipp
Name:	Robert Zipp
Title:	Managing Member

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

By:	/s/ Chuck Templeton
Chuck Templeton

CHUCK TEMPLETON AND JULIE TEMPLETON, TRUSTEES OF THE CHUCK TEMPLETON LIVING TRUST, DATED AUGUST 10, 2009, AND ANY AMENDMENTS THERETO

By:	/s/ Chuck Templeton
Name:	Chuck Templeton
Title:	Trustee

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

LIGHTSPEED VENTURE PARTNERS VIII, L.P.

By: Lightspeed General Partner VIII, L.P., its general partner

By: Lightspeed Ultimate General Partner VIII, Ltd., its general partner

By:	/s/ Justin Caldbeck
Name:	Justin Caldbeck
Title:	Duly Authorized Signatory

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

GREENSPRING GLOBAL PARTNERS V-A, L.P.

By: Greenspring General Partner V, L.P., its general partner

By: Greenspring GP V. LLC, its general partner

By:	/s/ Eric Thompson
Name:	Eric Thompson
Title:	Chief Financial Officer

GREENSPRING GLOBAL PARTNERS V-C, L.P.

By: Greenspring General Partner V, L.P., its general partner

By: Greenspring GP V, LLC, its general partner

By:	/s/ Eric Thompson
Name:	Eric Thompson
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

ARBA, LLC

By:	/s/ Dave Pell
Name:	Dave Pell
Title:	Managing Partner

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

By:	/s/ Matthew Maloney
Matthew Maloney

MATT AND HOLLY MALONEY FAMILY LIMITED PARTNERSHIP

By:	/s/ Matthew Maloney
Name:	Matthew Maloney
Title:	General Partner

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Closing Date.

By:	/s/ Michael Evans
Michael Evans

EVANS TRUST U/A/D MARCH 29, 2012

By:	/s/ Michael Evans
Name:	Michael Evans
Title:	Investment Adviser

Schedule I

SEAMLESS HOLDINGS STOCKHOLDERS

1.	Joseph Neubauer

2.	L. Frederick Sutherland

3.	CCMP Capital Investors II, L.P.

4.	CCMP Capital Investors (Cayman) II, L.P.

5.	JP Morgan Partners (BHCA), LP

6.	JP Morgan Partners Global Investors, L.P.

7.	JP Morgan Partners Global Investors A, L.P.

8.	JP Morgan Partners Global Investors (Cayman), L.P.

9.	JP Morgan Partners Global Investors (Cayman) II, L.P.

10.	J.P. Morgan Partners Global Investors (Selldown), L.P.

11.	J.P. Morgan Partners Global Investors (Selldown) II, L.P.

12.	GS Capital Partners V Fund, L.P.

13.	GS Capital Partners V Offshore Fund, L.P.

14.	GS Capital Partners V Institutional, L.P.

15.	GS Capital Partners V GmbH & Co. KG

16.	THL Equity Fund VI Investors (ARAMARK), LLC

17.	Thomas H. Lee Equity Fund VI, L.P.

18.	Thomas H. Lee Parallel Fund VI, L.P.

19.	Thomas H. Lee Parallel (DT) Fund VI, L.P.

20.	Putnam Investment Holdings, LLC

21.	Putnam Investments Employees Securities Company III LLC

22.	THL Coinvestment Partners, L.P.

23.	Warburg Pincus Private Equity IX, L.P.

Schedule II

SLW STOCKHOLDERS

SLW Investor, LLC

Schedule III

GRUBHUB STOCKHOLDERS

1.	Benchmark Capital Partners VI, L.P.

2.	Origin Ventures II, L.P.

3.	Leo Capital Holdings, LLC

4.	Lightspeed Venture Partners VIII, L.P.

5.	DAG Ventures IV-QP, L.P.

6.	DAG Ventures IV, L.P.

7.	DAG Ventures IV, LLC

8.	Amicus Capital, L.P.

9.	Mesirow Financial Capital Partners X, L.P.

10.	Greenspring Global Partners V-A, L.P.

11.	Greenspring Global Partners V-C, L.P.

12.	ARBA, LLC

13.	Red Devil Investors, LLC

14.	Michael Saunders

15.	Matt and Holly Maloney Family Limited Partnership*

16.	Matthew Maloney*

17.	Michael Evans*

18.	Evans Trust U/A/D March 29, 2012*

*	These GrubHub Stockholders will not participate in voting, consents or director nomination rights of the GrubHub Group. For purposes of calculating a Majority in Interest of the GrubHub Group for voting, consent and director nomination rights purposes, the Shares of these GrubHub Stockholders will be disregarded from both the numerator and the denominator.

Schedule IV

EMPLOYEE STOCKHOLDERS

None

Schedule V

OTHER STOCKHOLDERS

1.	Chuck Templeton

2.	Chuck Templeton and Julie Templeton, Trustees of the Chuck Templeton Living Trust, Dated August 10, 2009

3.	Collin Wallace

4.	James Marzullo

5.	Robert Wallace

6.	Carolyn Wallace (Green)

Schedule VI

AFFILIATE AGREEMENTS

Part VI.A

1.	Each of the agreements listed in Part VI.B below.

2.	ARAMARK SIRP Matters Letter Agreement by and between Seamless North America, LLC and ARAMARK Corporation, dated October 26, 2012.

3.	Compromise Agreement by and between ARAMARK Limited, Seamless Europe Ltd., Seamless North America, LLC and Ian Hooper, dated July 4, 2012.

4.	Unit Purchase Agreement, by and among SLW Investor, LLC, ARAMARK Corporation and Seamless North America, LLC (f/k/a SeamlessWeb Professional Solutions, LLC), dated June 6, 2011. Prior to closing, Seamless will be released from any liabilities or obligations, and will terminate any rights that Seamless has, under this agreement on a release in the form to be agreed

a.	Disclosure Schedule to Unit Purchase Agreement, dated June 6, 2011.

5.	Guaranty by ARAMARK Corporation, to and for the benefit of Trizechahn 1065 Avenue of the Americas LLC, dated May 18, 2011, for the Office Lease entered into by and between Landlord and SeamlessWeb Professional Solutions, LLC.

6.	Tax Matters Agreement among ARAMARK Holdings Corporation, GrubHub Holdings, Inc. and ThinCrust Holdings Corporation, dated as of the date hereof.

7.	Secondment Agreement by and between ARAMARK Limited and Seamless Europe, Ltd., dated October 29, 2012.

Part VI.B

1.	Corporate Service Agreements:

a.	Service Agreement by and between SeamlessWeb Professional Solutions, LLC and Thomas H. Lee Partners, dated January 15, 2007.

b.	Service Agreement by and between, SeamlessWeb Professional Solutions, Inc. and Goldman, Sachs & Co., dated January 31, 2002, as amended January 30, 2003, January 15, 2005 and September 7, 2011.

c.	Service Agreement by and between, SeamlessWeb Professional Solutions, Inc. and Goldman, Sachs & Co., dated November, 15, 2001.

d.	Service Agreement by and between SeamlessWeb Professional Solutions, LLC and Warburg Pincus LLC, dated June 1, 2011.

Schedule VII

GRANDFATHERED SEAMLESS HOLDINGS LIENS

Fourteen individual Seamless Holdings Stockholders pledged to banking institutions in connection with a loan a total of 163,353 Shares of their Common Stock pursuant to pledges existing on the date hereof.

Schedule VIII

GRANDFATHERED GRUBHUB LIENS

Matt Maloney may pledge to a banking institution in connection with a personal loan such number of Shares of his Common Stock as have a Fair Market Value as of the date pledged not to exceed $20 million.

Schedule IX

APPROVED SELLERS

Approved Sellers:

Michael Evans

Chuck Templeton

Leo Capital Holdings, LLC

Origin Ventures II, L.P.

Exhibit A

FORM OF JOINDER

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders’ Agreement of GrubHub Holdings Inc. (renamed Seamless GrubHub Holdings Inc.) (the “Company”), dated as of May     , 2013, among the Company and the Stockholders party thereto (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Agreement.

By executing and delivering this Joinder Agreement to the Agreement, the undersigned hereby agrees to [(i)] become a party to, to be bound by, and to comply with the provisions of the Agreement as a [GrubHub] [Seamless Holdings] [SLW] [Employee] [Other] Stockholder [and (ii) assume all of [Name of Transferring Party]’s existing and future liabilities and obligations arising under or relating to the Agreement in respect of all Shares transferred from such transferor to the undersigned].1 In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in Article VI of the Agreement as if made on the date hereof.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the              day of                     , 20    .

[ ]

By:
Name:
Title:

Address:

Phone:
Fax:
Email:

[1]	Include bracketed language if this Joinder is being executed in connection with a Transfer of any Shares.

Acknowledged, agreed and accepted

as of the date first above written:

SEAMLESS GRUBHUB HOLDINGS INC.

By:

Name:

Title: